FILED PURSUANT TO RULE 424(b)(4)
                                                  SEC REGISTRATION NO. 333-82922



                                   PROSPECTUS

                                February 15, 2002

                                   ----------


                           UNITY WIRELESS CORPORATION
                      (FORMERLY SONIC SYSTEMS CORPORATION)

                                   ----------

                        15,057,657 Shares of Common Stock

                                   ----------

     This is a public offering of 15,057,657 shares of the common stock of Unity Wireless Corporation.

     All of the shares being offered, when sold, will be sold by selling shareholders as listed in this prospectus on pages 8, 9 and 10. The selling shareholders are offering:

     o    9,410,106 shares of common stock acquired in private placements; and

     o    5,647,551 shares of common stock issuable on exercise of the warrants.

     We will not receive any of the proceeds from the sale of the shares.

     Our common stock is traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "UTYW" and on the Canadian Venture Exchange Inc., known as CDNX, under the symbol "UWC." On February 11, 2002, the closing sale price for our common stock was $0.30 on the NASD OTCBB and CDN$0.47 on the CDNX.

     FOR INFORMATION REGARDING CERTAIN RISKS RELATING TO THE COMPANY, SEE "RISK FACTORS" ON PAGES 2-7.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 15, 2002.

                                TABLE OF CONTENTS


FORWARD-LOOKING STATEMENTS....................................................1

SUMMARY INFORMATION...........................................................1

RISK FACTORS AND UNCERTAINTIES................................................2

USE OF PROCEEDS...............................................................7

SELLING SHAREHOLDERS..........................................................7

PLAN OF DISTRIBUTION.........................................................12

LEGAL PROCEEDINGS............................................................12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............14

DESCRIPTION OF SECURITIES....................................................16

NAMED EXPERTS AND COUNSEL....................................................16

THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.........17

DESCRIPTION OF THE BUSINESS..................................................17

OVERVIEW.....................................................................24

DESCRIPTION OF PROPERTY......................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................30

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................30

EXECUTIVE COMPENSATION.......................................................31

OPTION GRANTS IN 2001........................................................33

FISCAL YEAR-END OPTION VALUE.................................................33

FINANCIAL STATEMENTS FOR THE NINE MONTH AND THREE MONTH
  PERIODS ENDING SEPTEMBER 31, 2001..........................................F-1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2000
  AND 1999...................................................................F-9

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE..................................................II-1

INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................II-2

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.................................II-2

RECENT SALES OF UNREGISTERED SECURITIES.....................................II-2

EXHIBITS....................................................................II-5

UNDERTAKINGS................................................................II-7

SIGNATURES..................................................................II-8

                           FORWARD-LOOKING STATEMENTS

     We may use words like "expects," "intends," "anticipates," "plans," "projects" or "estimates" in this prospectus. When used, these words identify "forward-looking" statements. We have made forward-looking statements with respect to the following, among others:

     o    goals and strategies;
     o our expectations related to growth of the wireless telecommunication industry in China and the other markets in which we conduct business;
     o our ability to develop, manufacture and market telecommunications amplifiers on a competitive basis;
     o    our ability to earn sufficient revenues from our products;
     o    the pace of change in wireless telecommunications technologies;
     o    the demand for our products;
     o    competition in the wireless telecommunications industry; and
     o    our anticipated results of operations.

     These statements are forward-looking and reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to, changes in the economic and political environments in China and other Asian markets, changes in technology, increased competition and changes in the wireless telecommunications industry. Forward-looking statements are by their nature subject to many varied uncertainties and risks. Actual results could vary greatly. Potential investors should review the "Risk Factors" below for a discussion of some of these risks.

     We are making these statements only as of the date of this prospectus.

                               SUMMARY INFORMATION

     Because this section is a summary, it may not contain all of the information important to an investor. Investors should read this prospectus completely and carefully before deciding whether to invest.

Summary of the Offering

     This is an offering of up to 15,057,657 shares of our common stock, including up to 9,410,106 shares held by certain of our security holders, referred to in this Prospectus as the Selling Shareholders, and 5,647,551 shares issuable upon the exercise of certain outstanding warrants issued by us to certain of the Selling Shareholders. We will not receive any proceeds from the sale of the shares by the Selling Shareholders, but we will receive up to $1,689,265 in proceeds upon exercise of the warrants, if exercised. We cannot assure you that the warrants will be exercised.

Summary of Our Business

     We, Unity Wireless Corporation, are a designer, developer and manufacturer of wireless technologies and products for a broad range of industrial and commercial applications. Our business is primarily on UltraTech high power linear radio frequency (RF) amplifiers.

     High power linear RF amplifiers are used in both mobile and fixed wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging and WLL (Wireless Local
Loop) frequencies. We produce more than 16 different models of high power RF amplifiers, and we are currently developing a new feed forward RF amplifier that is designed to improve the performance of wireless telecommunications networks, making them faster and more cost effective for our customers to build out their next-generation 2.5 and 3G networks.

     We have one subsidiary, Unity Wireless Systems Corporation, a British Columbia Corporation.

     Our principal office is at 7438 Fraser Park Drive, Burnaby, British Columbia V5J 5B9, and our telephone number is (800) 337-6642. We maintain a website at www.unitywireless.com. Information contained on our website is not part of this prospectus.

                         RISK FACTORS AND UNCERTAINTIES

     Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

     If we do not successfully address any of the risks and uncertainties described below, there could be a material adverse effect on our business, financial condition or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment.

     We cannot assure any investor that we will successfully address these risks.

Risks and Uncertainties Relating to Our Common Stock

     You may lose your entire investment

     Given our continued need for additional capital and our history of losses, our stock involves a high degree of risk, and should not be purchased by any person who cannot afford the loss of the entire investment. A purchase of our stock is currently "unsuitable" for a person who cannot afford to lose his entire investment.


     We have a history of losses and may never achieve profitability

     Sales of our products have provided insufficient cash flow to sustain operations. We had an accumulated deficit at September 30, 2001 of $11,638,022. During the year ended December 31, 2000, we incurred a loss of $5,318,633 (1999
- $2,025,101) and used cash from  operations of $3,097,829  (1999 - $1,760,306).
During the nine months ended September 30, 2001, we incurred a loss of $905,747 (2000 - $3,107,837) and used cash from operations of $1,341,479 (2000 -
$1,817,807). We anticipate that we will incur a loss in our fiscal year ended December 31, 2001, and that we will continue to incur net losses during our current year ending December 31, 2002 due to increased sales and marketing costs, additional personnel requirements and our general growth objectives. Our ability to earn a profit will depend on the commercial acceptance and profitability of our products. We may never achieve profitability.


     We anticipate that we may require additional capital

     Our  capital  requirements  are  difficult  to plan in light of our current strategy to expand our customer base and to develop new products and technologies. Since our inception, we have been dependent on investment capital as our primary source of liquidity. Our operations to date have been primarily financed by issuing equity. As of September 30, 2001, we had working capital of $854,154. During the quarter ended December 31, 2001, we completed a private placement of 5,147,551 units at $0.18 per unit to raise gross proceeds of $926,559. Each unit consisted of one share of common stock and one warrant exercisable to acquire one share of common stock at $0.30 per share. We cannot assure you that the warrants will be exercised. We anticipate that we may require additional working capital for inventory, components and work in process or to expand our manufacturing capacity if we enter into contracts for large quantities of our amplifiers. Our inability to obtain sufficient capital for these commitments or to fund our obligations under our existing sales orders may cause us to delay delivery of products or to default on one or more agreements. Our inability to deliver products on a timely basis may have a material adverse effect on our business, financial condition and results of operations.


     Our auditors have expressed doubt about our ability to continue as a "going concern"

     Our financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy our liabilities in the ordinary course of business. Operations to date have been primarily financed by long-term debt and equity transactions. Our future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful. If we are not, we will be required to reduce operations or liquidate assets. We will continue to evaluate projected expenditures relative to available cash and to seek additional means of financing in order to satisfy our working capital and other cash requirements. The auditors' report on our December 31, 2000 consolidated financial statements includes an explanatory paragraph that states that as we have suffered recurring losses from operations, substantial doubt exists about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.


     Our common stock is subject to penny stock regulation

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ National Market System, if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our common stock is considered penny stock. The penny stock rules require a broker-dealer, before consummation of a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, before consummation of a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements often have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our stock is currently subject to the penny stock rules, and accordingly, investors may find it difficult to sell their shares.


     We may issue additional shares in the future which would result in dilution to our existing shareholders

     Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our Board of Directors have the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation, subject to the regulatory requirements of the CDNX. Our Board of Directors may choose to issue some or all of such shares to acquire one or more businesses or other types of property, or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of our corporation.


     We do not anticipate we will pay any dividends

     We have never paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, and restrictions in loan agreements, if any, and such other factors as our Board of Directors may deem relevant.


     Exercise  of  warranty  and  stock  options  may  cause   dilution  to  our
     shareholders

     We have adopted a stock option plan. The total number of shares of common stock to be delivered on the exercise of all options granted under the plan may equal up to 20% of all outstanding shares of such common stock, including shares of common stock previously issued under the plan. We had options for 4,373,250 shares of common stock issued and outstanding as of January 31, 2002 (out of 6,183,140 issuable under the plan as of that date) at the following exercise prices:

          Number of Shares(1)                   Exercise Price ($)
          ----------------                      ------------------
             3,625,000                                 0.17
                20,000                                 0.21
                40,000                                 0.22
               130,000                                 0.23
                25,000                                 0.28
               397,000                                 0.38
               143,750                                 1.00

(1)  These  numbers do not include  options  for  500,000  shares at an exercise price of $1.00 originally granted to Integrated Global Financial Corporation. Integrated Global has sued us for a declaration that the grant of 500,000 options is of unlimited duration. We believe the options have expired. See "Legal Proceedings."

     As of January 31, 2002, we had warrants outstanding to acquire 5,647,551 shares of our common stock as follows:

          Number of Shares(1)                   Exercise Price ($)
          ----------------                      ------------------
             5,147,551                                $0.30
               200,000                                $0.38
               300,000                                $0.29


     The existence of below-market options or warrants could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of our equity securities or debt financing.

     We cannot assure you that any of these warrants or options will be exercised. Exercise of any such options or warrants will result in dilution of the proportional interests of our shareholders at the time of exercise, and, to the extent that the exercise price is less than the book value of the common stock at that time, dilution of the book value per share of the common stock.

Risks and Uncertainties Related to Our Business and Operations

     Lack of Prior Operations and Experience

     We have a limited history of revenues from operations and have no significant tangible assets. Accordingly, there can be no assurance that we will operate at a profitable level. Our business involves the development, manufacture and marketing of products, novel and otherwise, in the wireless communications industry. Future development and operating results will depend on many factors, including the completion of developed products, demand for our products, level of product and price competition, success in setting up and expanding distribution channels, and whether we can develop and market new products and control costs. In addition, our future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the technology industry, which is characterized by intense competition, rapid technological change, and significant regulation. There can be no assurance that our future financial forecasts will be met and that they will be similar to past results.


     We depend on experienced management and key technical employees

     We are a growing company dependent upon the services of certain management, particularly John Robertson, Chief Executive Officer, Roland Sartorius, Chief Financial Officer, Tom Dodd, Senior Vice President and General Manager and Raffi Antepyan, Vice President Engineering. The loss of the services of any one of these persons, or an inability to recruit and retain additional qualified personnel, could have a material adverse effect on our business. We have no plans at present to obtain key person life insurance for any of our officers and directors.

     We are also dependent on highly qualified technical end engineering personnel. Although we have has success in recruiting these employees in today's competitive marketplace, there can be no assurance that this will continue which may put us at risk of being able to sustain and grow our business.


     We face substantial competition

     The wireless communications industry is characterized by rapidly evolving technology and intense competition. We may be at a disadvantage with other companies having larger technical staffs, established market shares and greater financial and operational resources. Some competitors have achieved greater brand recognition and technologies than we have been able to as of now. There can be no assurance that we will be able to successfully compete. There also can be no assurance that our competitors will not continually succeed in developing products or competing technologies that are more effective or more effectively marketed than products marketed by us, or that render our technology obsolete. Earlier and larger entrants into the market often obtain and maintain significant market share relative to later entrants. We believe that an increasing number of products in the market and the desire of other companies to obtain market share will result in increased price competition.

Price reductions by us in response to competitive pressure or our desire to also successfully increase market penetration or market share could have a material, adverse effect on our business, financial condition, and results of operations.

     Our products compete on the basis of price, technology, performance, quality, reliability, customer service and on-time delivery. Our size, infrastructure and location allow us to provide our customers with timely responses to their individual requests. There can be no assurance that this will continue in the future.


     We experience significant fluctuations in revenues and results on a quarterly basis

     Our revenues and operating results experience fluctuations from one quarter to the next due to amongst other things: customers changing delivery schedules or canceling orders, long sales cycle, availability of component parts, competitive pressures on sales prices and discounts, delays in product development and redesign of customer specifications, mix of products with varying gross margins, management of our variable and fixed expenses and warranty expenses. Our customers also provide us with varying order sizes, short lead, tight delivery time requests and even change their orders on short notice.

     We have experienced these fluctuations in the past and may continue to do so in the future. As a result, our historical results are not a reliable indicator of our future results. The share price of our common shares could therefore fluctuate substantially.


     We depend on protection of our proprietary technology

     Our success will depend in part on our ability to preserve and protect trade secrets and any proprietary technology, and to operate without infringing upon the patents or proprietary rights of third parties in both the United States and other countries. We may inadvertently fail to do so and consequently could face infringement claims which could be costly and thus adversely affect our business.

     We do not own any patents in connection with its UltraTech products or technologies and depend entirely on trade secrets, confidentiality agreements and continual improvement to our products to protect our proprietary technology. We may apply for patent protection of UltraTech products or technologies in the future. However, there can be no assurance that our efforts to protect our proprietary technology will be effective and this could have a material adverse effect on our results of operation and financial condition.

     We have filed applications for trade mark protection in the U.S. and Canada.


     Disputes related to our intellectual property

     We are not aware of any disputes with respect to any of our intellectual property, except as follows:

     o a possible opposition to the application for registration of the trade mark "Unity Wireless" in Canada by a party applying for registration in Canada of the trade mark "Unity;" and

     o an examiner's opposition to the application for registration of the trade mark "Unity Wireless" in the United States on the basis that the trade mark "Unity Wireless" is confusing with currently registered trade marks.

We are working to resolve these issues and believe we will be able to so do successfully.

     We are not involved in any other litigation respecting our intellectual property. The use of trade marks, service marks, trade names, slogans, phrases and other expressions in the course of our business and our subsidiaries, however, may be the subject of dispute and possible litigation. We may have to defend ourselves from infringement claims by others. Such litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small enterprise. This could also affect our competitive position. There is no assurance that we will have sufficient resources to successfully protect our interests in any litigation that may be brought. There can be no assurance that we or our subsidiaries will be able to continue to use their current trade names and marks. Any changes could result in confusion to potential customers and negatively affect our business and our financial condition.

     We have limited manufacturing capacity

     We currently assemble, tune and test our products in our manufacturing facility located in Burnaby, British Columbia. Current models of our products are required to be individually assembled, tuned and tested to meet the specifications of the end-user. This process is time consuming and labor intensive and our ability increase manufacturing output is limited by the size of our facilities and our ability to hire, train and retain qualified personnel. Currently, we believe we have sufficient manufacturing capacity to fill our orders in 2002. In the future, we may be required to expand our facility, hire additional personnel and automate the assembly, tuning and/or testing process to increase our manufacturing capacity in order to meet future demand for our products. Such expansion will require additional capital investments and allocation of resources, which may affect our results of operations. We cannot assure you that adequate resources will be available or that we will be able to increase our manufacturing capacity in a timely manner, if at all. Our inability to meet the demand for our products would have an adverse effect on our business and our results of operations.


     We depend on suppliers and third parties

     We are a small enterprise and have yet to establish substantial internal management, personnel and other resources. We depend substantially upon third parties for several critical elements of our business including, among other things, promotion and marketing, technology and infrastructure development and distribution activities. We also depend substantially upon third party sales agents. A substantial portion of our high power RF amplifier revenues to date have been derived through a South Korean sales agent. The loss of any of these resources could have a material adverse effect on our business, financial condition and results of operations.

     We rely on outside suppliers for some components and the assembly of some portions of our products. There can be no assurance that component parts, materials or services obtained from outside suppliers will continue to be available in adequate quantities or on adequate terms. The inability to obtain sufficient quantities of such materials, parts or services at reasonable cost could have a material adverse effect on our business, financial condition and results of operations.


     Our success will depend upon future strategic partnerships

     The successful execution of our business strategy is partially dependent upon enlisting a number of strategic partners regionally, nationally and globally to assist in a focused marketing effort and to provide financial strength. There is no assurance that we will be successful in developing such strategic partnerships on a timely basis or in developing enough strategic partnerships to successfully market our technologies and products globally.


     We depend on telecommunication system providers to accept our technology and products

     There can be no assurance that our existing technologies will be incorporated into products, or that products based on our technologies will be marketed successfully. In addition, there can be no assurance that our technologies will be adopted widely as industry standards, even if products based on its technologies have been introduced successfully to the marketplace.

     The markets for our technologies and products have only recently begun to develop. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the markets for our technologies and products are new and/or evolving, it is difficult to predict the future growth rate, if any, and size of these markets. There is no assurance that the markets for our technologies and products will emerge or become or remain sustainable. If the markets fail to develop, develop more slowly than expected or become saturated with competitors, or if our technologies and products do not achieve or sustain market acceptance, our business, results of operations and financial condition will be materially and adversely affected.


     There are risks and uncertainties related to our development of new products

     We have only recently released additional commercial versions of some of our technologies and products. Additional efforts and expenditures to enhance their capabilities are critical to commercial viability. Although we invest heavily in the research and development of new products, we cannot assure you that the new products we develop will be commercially viable or that a sufficient demand will develop for such products.

     Product warranty risks and uncertainties

     Our products are relatively new to their respective markets and lack extensive field operating experience. While we have tested our products for failure in certain circumstances, there can be no assurance that our products will continue to operate satisfactorily after sustained field use. If a substantial number of products are returned and accepted for warranty replacement, the cost to us could have a material adverse effect on our business and financial condition. See "Recent Developments - Sale of Sonem Business."


     Potential product liability related to our Sonem products

     In the past, we sold emergency traffic preemption devices of our Sonem division (sold in October 2000) which are installed at traffic intersections. Also, we have sold some of our UniLinx(TM) devices (division sold in June 2001) for use with traffic control equipment located at intersections. If any of these products fail to perform properly, significant personal injury, property damage or death could arise from traffic accidents resulting from such failure. Although we maintain product liability insurance, there is no assurance that the amount of coverage will be sufficient in the event of a claim, or that coverage will continue to be available to us on reasonable terms and conditions or at all.


     Risks and uncertainties related to failure to maintain technological advantages and risks of obsolescence

     We are dependent upon what we perceive as the technological advantages of our products and the ability to maintain trade secret protection for our products. There can be no assurance that we will be able to obtain or maintain such advantages; failure to do so would have substantial adverse consequences to our business.

     Technological obsolescence of our technologies and products remains a possibility. There is no assurance that our competitors will not succeed in developing related products using similar processes and marketing strategies before us, or that they will not develop technologies and products that are more effective than any which have been or are being developed by us. Accordingly, our ability to compete will be dependent on timely enhancement and development of our technologies and products, as well as the development and enhancement of future products. There is no assurance that we will be able to keep pace with technological developments or that our products will not become obsolete.


     We face risks and uncertainties of foreign currency exposure

     Our functional currency is the Canadian dollar, which means that most of our operations are undertaken in Canadian dollars. We are exposed to fluctuations in the US dollar relative to the Canadian dollar, because we collect revenues in U.S. dollars. As we expand our operations, we may begin to collect revenues from customers in currencies other than the US or Canadian dollar. We do not currently engage in any hedging activities.

                                 USE OF PROCEEDS

     We will not receive any proceeds upon the sale of shares by the selling shareholders described in this prospectus. We will, however, receive proceeds if the warrant holders described in this prospectus exercise their warrants. We intend to use such proceeds to fund operations and for working capital purposes. We cannot assure you that any warrants will be executed.

                              SELLING SHAREHOLDERS

     This prospectus covers the offering of shares of common stock by certain Selling Shareholders, and the sale of common stock by us to certain warrant holders upon the exercise of their warrants. This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Shareholders and us, a total of 15,057,657 shares of common stock as follows:

     (i) 5,147,551 shares of common stock issued to investors on December 24, 2001 in a private placement of Units, each Unit consisting of one share of common stock and one warrant;

     (ii) a total of 5,147,551 shares of common stock issuable by the Company upon the exercise of certain outstanding warrants issued on December 24, 2001 in the Unit private placement;

    (iii) 4,262,555 shares of common stock issued to investors in various private placements;

     (iv) 250,000 shares of common stock issuable to Mueller & Company, Inc. upon the exercise of warrants issued under a consulting agreement, as amended November 15, 2001; and

     (v) 250,000 shares of common stock issuable to Ideas Inc. upon the exercise of warrants issued. under a consulting agreement, as amended by a letter dated November 13, 2001.

     The shares issued to the Selling Shareholders are "restricted" shares under applicable federal and state securities laws and are being registered to give the Selling Shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

     The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

     We will sell the warrant shares to the holders of the above-described warrants if and when they choose to exercise them. If this (or any subsequent) registration statement is then in effect, once the warrant holders have exercised their warrants, they will be free to re-sell the stock they receive at such time or times as they may choose, just as any purchaser of stock in the open market is allowed to do. We do not know how much, if any, of such stock these investors will hold or re-sell upon exercise of their warrants.

     The foregoing summary of the warrant terms is qualified in its entirety by the full terms of the applicable warrant agreements, a sample form of which is incorporated by reference in this Prospectus as an exhibit to the registration statement.


     Selling shareholders who acquired their shares through private placements

     The following is a list of the Selling Shareholders who own or have the right to acquire 15,057,657 of the registered shares, including 9,410,106 shares of common stock acquired in private placements and 5,647,551 which are acquirable upon the exercise of warrants. Some of these selling shareholders hold or have held a position, office or any other material relationship with us or our predecessors or affiliates within the past three years. See "Directors, Executive Officers, Promoters, and Control Persons." At February 15, 2002, we had 30,915,704 shares of common stock issued and outstanding.

                             Number of    Number of
                             Shares of      Shares                               Total Number of
                            Common Stock  Acquirable       Total Number of      Shares of Common
                              Owned on       Upon          Shares of Common        Stock to be         Amount to be Owned
           Name of          February 15,  Exercise of     Stock Beneficially       Offered for          After Offering is
     Selling Shareholder        2002       Warrants             Owned               Security              Complete(c)
                                                                                 Holder's Account
-------------------------------------------------------------------------------------------------------------------------
                                                             Amount       %                            Amount          %
-------------------------------------------------------------------------------------------------------------------------
John Robertson(1)              703,315      500,000       1,432,482(a)   4.56%     1,203,315(2)      229,167(a)     1.6%

Mark Godsy(3)                2,752,079      416,667       3,269,996(a)  10.4%        854,762(4)    2,415,234(a)     7.4%

Mirza Kassam                   144,198           --         144,198      (b)         144,198(5)           --         (b)

Chris Neumann                  117,262           --         342,262(a)   (b)         117,262(5)      225,000(a)      (b)

Robert Fetherstonhaugh          82,363           --         103,613(a)   (b)          82,363(5)       21,250         (b)

John MacBain                    43,706           --          43,706      (b)          43,706              --          --

Louise Blouin                   43,706           --          43,706      (b)          43,706              --          --

Peter Scott Consulting          26,250           --          26,500      (b)          26,250(5)           --          --

30E Enterprises Inc.(6)         65,000           --          65,000      (b)          25,000(5)       40,000         (b)

Jong Kil Kim(7)                 50,000           --          50,000      (b)          50,000(5)           --          --

Robert Singer(8)                25,000           --          43,750(a)   (b)          25,000(5)       18,750(a)      (b)

Holger Speilberg                27,500           --          27,500      (b)          25,000(5)        2,500          --

One Level Holdings Limited     100,000           --         100,000      (b)         100,000(5)           --          --

James Carruthers                31,000           --          43,500(a)   (b)          25,000(5)       18,500(a)      (b)

Bill Calsbeck                   14,970           --          14,970      (b)          14,970(9)           --          --

Christen Haines                100,000           --         100,000      (b)         100,000(9)           --          --

Mary J. Haines                  25,000           --          25,000      (b)          25,000(9)           --          --

Doug Stewart                    25,000           --          25,000      (b)          15,000(9)      10,000         (b)

Bradley T. Aelicks              50,000           --          50,000      (b)          50,000(9)           --          --

AGF Equity Fund                100,000           --         100,000      (b)         100,000(9)          --          --

Bank Julius Baer & Co. Ltd.     75,000           --          75,000      (b)          75,000(8)          --          --

Bel Cal Holdings Limited        75,000           --          75,000      (b)          75,000(9)          --          --

Benitz & Partners Limited       75,000           --          75,000      (b)          75,000(9)          --          --

Morten Borch, In Trust       1,440,000           --       1,440,000      (b)       1,440,000(9)          --          --

Centrum Bank AG                 50,000           --          50,000      (b)          50,000(9)          --          --

Thomas J. Deutsch               50,000           --          50,000      (b)          50,000(9)          --          --

Granne AS                       80,000           --          80,000      (b)          80,000(9)          --          --

Hoissein Hakimzadeh             29,600           --          29,600      (b)          29,600(9)          --          --

Haywood Securities              50,000           --          50,000      (b)          50,000(9)          --          --
ITF David Lyall

Intarsia AS                     80,000           --          80,000      (b)          80,000(9)          --          --

Keren MYCB Elias Foundation    218,700      138,889         357,589      (b)         327,778(9)      29,811          --

                             Number of    Number of
                             Shares of      Shares                               Total Number of
                            Common Stock  Acquirable       Total Number of      Shares of Common
                              Owned on       Upon          Shares of Common        Stock to be         Amount to be Owned
           Name of          February 15,  Exercise of     Stock Beneficially       Offered for          After Offering is
     Selling Shareholder        2002       Warrants             Owned               Security              Complete(c)
                                                                                 Holder's Account
-------------------------------------------------------------------------------------------------------------------------
                                                             Amount       %                            Amount          %
-------------------------------------------------------------------------------------------------------------------------
Afzal Mangalji                  45,000           --          45,000      (b)          45,000(9)          --          --

Chris Pruzinsky                 75,000           --          75,000      (b)          50,000(9)      25,000          --

RBC Dominion Securities FBO     76,200           --          76,200      (b)          50,000(9)      26,200          --
Karl Heinz Spoddig

Pamela & Philip Roeske          50,000           --          50,000      (b)          50,000(9)          --          --

Singapore Trading &            100,000           --         100,000      (b)         100,000(9)          --          --
Investment Ltd.

Temple Securities Ltd.         152,000           --         152,000      (b)         152,000(9)          --          --

Martin L. Truax                 50,000           --          50,000      (b)          50,000(9)          --          --

Hans Wick                       33,500           --          33,500      (b)          33,500(9)          --          --

Paul Uppal                      30,000           --          30,000      (b)          30,000(9)          --          --

Trent McKeen                    20,000           --          20,000      (b)          20,000(9)          --          --

Robert Carriere                160,000           --         160,000      (b)          60,000(9)     100,000          --

Roland Sartorius(11)           350,000      350,000(10)     934,167(a)   3.0%        700,000(10)    234,157(a)       (b)

Halkin Management Ltd. FBO     416,667      416,667(10)     833,334(a)   2.7%        833,334(10)         --          --
Ilan Kenig

Hugh Notman                    645,000      645,000(10)   1,290,000(a)   4.1%      1,290,000(10)          --          --

John Leslie                    607,651(12)  407,651(10)   1,015,302(a)   3.2%        815,302(10)    200,000          (b)

Wayne Gambell                1,206,434(13)  833,234(10)   2,039,668(a)   6.4%      1,666,468(10)    373,200         (b)

Patrick Robinson               446,112      361,112(10)     807,224(a)   2.3%        722,224(10)     85,000          (b)

James Fletcher                 507,500(14)  345,000(10)     862,500(a)   2.7%        690,000(10)    172,500          (b)

Jeffery Rubin                  115,555(15)   55,555(10)     171,110(a)   (b)         161,110(10)     10,000          (b)

Rachel Mendelovitz              83,333       83,333(10)     166,666(a)   (b)         166,666(10)         --          --

Beth Medrash Govohah of        333,333      333,333(10)     666,666(a)   2.1%        666,666(10)         --          --
America

Ben Rosenblum                   55,555       55,555(10)     111,110(a)   (b)         111,110(10)         --          --

Van Wyck Window Fashions Inc.  100,000      100,000(10)     200,000(a)   (b)         200,000(10)         --          --

Michael Hammerstone             44,444       44,444(10)      88,888(a)   (b)          88,888(10)         --          --

Mark Hammerstone                22,222       22,222(10)      44,444(a)   (b)          44,444(10)         --          --

Murray Weitman                  38,889       38,889(10)      77,778(a)   (b)          77,778(10)         --          --

Mueller & Company, Inc.                     250,000(16)(17) 250,000(a)   (b)         250,000(16)         --          --

Ideas Inc.                                  250,000(16)     250,000(a)   (b)         250,000(16)         --          --
-------------------------------------------------------------------------------------------------------------------------
TOTAL                                     5,647,551                               14,777,400

(a) Includes shares of common stock acquirable upon exercise of Warrants by the Selling Shareholder and options exercisable to acquire common stock within 60 days of February 15, 2002. See, "Security Ownership of Certain
     Beneficial Owners and Management" for additional information regarding warrants and options held by management.

(b)  Less than 1%.

(c) Assuming all shares registered for the benefit of the Selling Shareholder are sold.

(1)  Mr. Robertson is our President, Chief Executive Officer and a Director.

(2) Includes 203,315 shares of common stock owned by Mr. Robertson which were previously registered on a registration statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2001.

(3)  Mr. Godsy is our Chairman and a Director.

(4) Includes 21,428 shares of common stock owned by Mr. Godsy which were previously registered on a registration statement on Form SB-2/A filed with the Securities and Exchange Commission on October 18, 2001.

(5) These shares were previously registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission on October 18, 2001.

(6) Includes 40,000 shares owned directly or indirectly by Norm Dowds, the principal of 3OE Enterprises.

(7)  Mr. Kim is a sales agent for the Company responsible for sales in Korea.

(8)  Mr. Singer is a Director of the Company.

(9) These shares were previously registered on a registration statement on Form SB-2/A filed with the Securities and Exchange Commission on May 3, 2001.

(10) Includes shares issuable upon exercise of warrants are registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 15, 2002.

(11) Mr. Sartorius is our Chief Financial Officer and a Director.

(12) Includes 407,651 shares which are registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 15, 2002.

(13) Includes 833,234 shares which are registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 15, 2002.

(14) Includes 345,000 shares which are registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 15, 2002.

(15) Includes 55,000 shares which are registered on a registration statement on Form SB-2 filed with the Securities and Exchange Commission on February 15, 2002.

(16) Including 100,000 shares issuable upon exercise of warrants registered on a registration statement on Form SB-2/A filed on May 3, 2001, and 200,000 shares issuable upon exercise of warrants registered on a registration statement on Form SB-2/A filed on October 18, 2001.

(17) 100,000 shares are acquirable by Mueller upon the exercise of warrants at $0.38 per share, 81,250 of which are fully vested and the balance of which vest quarterly beginning March 31, 2002; and 150,000 shares are acquirable by Mueller upon the exercise of warrants at $0.29 per share, of which 37,500 are fully vested and the balance of which vest quarterly beginning March 31, 2002.

                              PLAN OF DISTRIBUTION

     It is anticipated that the registered shares will be sold by brokers and dealers on a best efforts basis. It is anticipated that commissions will be charged in line with the commissions charged by such brokers or dealers in other standard transactions for the purchase and sale of publicly traded securities. Such commissions will be paid by the Selling Shareholders just as with any ordinary sale of stock.

     The registered shares may also be sold in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the secondary shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of secondary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the secondary shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will issue the shares of common stock underlying the warrants if and when holders exercise such warrants. As described above, the private offering investors may exercise the warrants held by them in accordance with the appropriate vesting schedule. Assuming this or a subsequent registration statement with respect to the stock is then in effect, the stock issued to the warrant holders upon exercise may be re-sold in any manner and at any time the holder chooses (subject to applicable securities laws). This registration statement does not cover any such re-distribution of such shares.

                                LEGAL PROCEEDINGS

     We, along with Sonic Systems Corporation and M&M Realty Incorporated, have been sued in the Supreme Court of British Columbia, Canada, by Integrated Global Financial Corporation. The action is dated January 5, 2001. Integrated Global alleges it has options to purchase 500,000 shares at an alleged exercise price of $1.00 per share, plus unspecified damages. We dispute the allegations and are defending the claim vigorously. No trial date has been set. No Examinations for Discovery have been conducted or are even set down. The matter is at a very preliminary stage. It is our view that the claim has little, if any, merit and we do not expect the proceeding to have any material adverse effect on us. It is our belief that these options are expired and we have not included such options in our outstanding options at January 31, 2002.

     We have filed a lawsuit against Cobratech Industries Inc. in the Supreme Court of British Columbia, Canada to recover $88,000 owed to us by Cobratech. The action is dated October 24, 2001. We made a bridge loan of $200,000 to Cobratech in November 2000, secured by a security interest in all of the personal and real property of Cobratech. The obligation was evidenced by a promissory note bearing interest at the rate of 1% per month. Cobratech owes us approximately $88,000 under the note. The action has been stayed until May 2002 on the condition that Cobratech Industries Inc. pays 10 percent of all funds received from financing until May 2002, in excess of $100,000, until the outstanding amount has been paid. Two of our former directors were also directors of Cobratech. See, "Certain Relationships and Related Transactions" below for further details.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Our directors, executive officers, and significant employees and the significant employees of our subsidiary, Unity Wireless Systems Corporation (UW Systems), are as follows:

NAME                                         POSITION                                           APPOINTMENT
----                                         --------                                           -----------
Mark Godsy                Director and Chairman of Board of Directors                        February 22, 2000
                          Director and Chairman of Board of Directors of UW Systems

John Robertson            Director, President and Chief Executive Officer                    November 17, 2000
                          Director, President and Chief Executive Officer of UW Systems

NAME                                         POSITION                                           APPOINTMENT
----                                         --------                                           -----------
Roland Sartorius          Director, Chief Financial Officer and Secretary                    August 15, 2000
                          Director, Chief Financial Officer and Secretary of UW Systems

Thomas Dodd               Director, Senior Vice President                                    February 22, 2000
                          Director, Senior Vice President of UW Systems

Raffi Antepyan            Vice President of UW Systems                                       February 19, 2001

Ken Maddison              Director                                                           October 29, 1998

Robert W. Singer          Director                                                           June 22, 2001

Robert Fetherstonhaugh    Director                                                           June 22, 2001

     Mark Godsy - Age 47. Mr. Godsy is a Director and the Chairman of the Board of Directors of Unity Wireless and UW Systems. He previously served as a Director and the Chairman of the Board of Directors of UW Systems from May 1993 to November 1998, and as the Secretary of UW Systems from May 1993 to July 1995, and from May 1997 to November 1998. Mr. Godsy was also the Chief Executive Officer from February 2000 until November 17, 2000. His term as a Director of Unity Wireless runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Godsy is an experienced entrepreneur working in the areas of corporate development and venture capital. He practiced law for approximately five years before entering business and co-founding two successful companies, ID Biomedical Corporation and Angiotech Pharmaceuticals Ltd., both of which are leading Canadian biotechnology firms. Mr. Godsy's responsibilities included building executive management teams, coordinating corporate finance activities and strategic positioning. Mr. Godsy is a graduate of the University of British Columbia and received his law degree from McGill University. He is currently a member of the Law Society of British Columbia.

     John Robertson - Age 50. Mr. Robertson is a Director of Unity Wireless and the Chief Executive Officer of Unity Wireless and of UW Systems. His term as Director of Unity Wireless runs until the next annual meeting of shareholders unless earlier terminated. Mr. Robertson has over 18 years experience in the telecommunications industry with both public and private companies. He has held senior executive positions with Glentel, Glenayre Communications and Uniden Canada. He founded Ultratech Linear Solutions ("Ultratech") in mid-1999. Ultratech was acquired in November 2000 by Unity Wireless.

     Roland Sartorius - Age 49. Mr. Sartorius is a Director of Unity Wireless and the Chief Financial Officer and Secretary of Unity Wireless and of UW Systems. His term as Director of Unity Wireless runs until the next annual meeting of shareholders unless earlier terminated. Mr. Sartorius has over 12 years experience in the position of Chief Financial Officer in several public and private multinational entities. Most recently, he was based in Switzerland and held the same position with a private equity/venture capital firm managing several equity funds, with investments in various European and North American technological/industrial companies. His focus has been in the areas of corporate finance, strategic planning, financial reporting and controls, international tax planning, compliance and investor/shareholder relations. From 1981 to 1988, Mr. Sartorius was employed with KPMG, initially as an auditor and subsequently as a Management Consultant in Corporate Finance. Mr. Sartorius, a Certified General Accountant, holds a Bachelor of Commerce & Business Administration degree from the University of British Columbia. He currently serves and has previously served on boards of directors for a variety of private companies.

     Thomas Dodd - Age 51. Mr. Dodd is a Director of Unity Wireless and Senior Vice President of Unity Wireless and of UW Systems. His term as a Director of Unity Wireless runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Dodd is a senior marketer/manager with over 25 years experience as an end user, OEM, consultant, and manufacturer, in roles ranging from field technical support to executive management. He has held senior executive positions with Dynapro Systems Inc. and Campbell Technologies with primary responsibilities in sales and marketing. Currently, Mr. Dodd serves on the Board of Directors of FutureFund (VCC) Capital Corp.

     Raffi Antepyan - Age 43. Mr. Antepyan is an Executive and Vice President of Engineering. He has over 20 years of wireless experience. Recently he was Vice President and managing Director of privately held Wavesat Telecom, which specialized in the development and manufacture of wireless components and systems including Cellular and PCS (personal communication service) amplifier for base station and repeater applications. Mr. Antepyan has also held engineering and management positions with and northern Telecom (Nortel Networks), Wavefront Precision Technologies, Advantech Advanced microwave Technologies Inc., and Harris Farinon Canada. Mr. Antepyan holds a Master's Degree in Electrical Engineering from Montreal's Concordia University.

     Ken Maddison - Age 61. Mr. Maddison is a Director of Unity Wireless . His term runs until the next annual meeting of the shareholders unless earlier terminated. Mr. Maddison, a Chartered Accountant since 1966 and elected a Fellow of the Institute of Chartered Accountants of BC in 1975, retired in August 1997 after a lengthy career as a partner with the accounting firm KPMG. In public practice over the past 32 years, Mr. Maddison provided auditing, accounting and business advisory services to a wide range of clients in the hospitality, real estate, construction, non-profit and insurance industries. Mr. Maddison currently serves on the boards of International Wayside Gold Mines Ltd., Island Mountain Gold Mines Ltd., Northern Continental Resources Inc., Northern Hemisphere Development Inc. and Golden Cariboo Resources Ltd.

     Robert W. Singer - Age 54. Senator Singer is a director of Unity Wireless. Senator Singer is a New Jersey state senator and serves within the Senate leadership circle as Assistant Majority Leader. Senator Singer is also Vice-Chairman of the Senate Commerce Committee and a member of the Senate Health Committee. In his former duties as an elected representative in the Upper House, Senator Singer was Chairman of the Senate Senior Citizens, Veterans Affairs and Agriculture Committee and was Vice-Chairman of the Senate Environment Committee, and had been appointed to chair the Joint Legislative Biotechnology Task Force and the Software Task Committee. Senator Singer is presently Chairman of the Senate Task Force on Science and Technology, which was established in 2001. On a national level, Senator Singer was also appointed as a member of the Health Committee of the Assembly on Federal Issues of the National Conference of State Legislatures. Members of the Assembly on Federal Issues meet with federal officials and play a key role in developing recommendations on a wide range of national issues that affect state-federal relations. Senator Robert Singer has distinguished himself among his national peers through his recognition and understanding of high technology industries, particularly biotechnology and the economic development, health care, agricultural and environmental benefits this industry offers his state and the nation. The Senator has also been honored at the national and state level for his leadership and support in promoting the biotechnology industry. Senator Singer currently serves on the boards of Brocker Technology Group. and Healthchoice Incorporated.

     Robert Fetherstonhaugh - Age 46. Mr. Fetherstonhaugh is a director of Unity Wireless and a chartered accountant with executive experience in technology companies and public accounting. He is presently Deputy Chairman and Corporate Secretary of Trader.com, a public company in the business of online and print publication, which he joined in 1998. Mr. Fetherstonhaugh is responsible for internet and media acquisitions in Canada, the United States, Holland, and Russia, and closed three such acquisitions in 1999. He is also responsible for coordinating Trader.com's Russian operations, which now generate $20 million in free cash flows per year, and has set up operation in China. From 1978 to 1998 he served with KPMG and became Partner in charge of the Financial Institutions Practice for Montreal. He also set up, led, and significantly expanded the High Technology Practice in Montreal.

     Our directors are elected at the annual meeting of the shareholders and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by our Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or removal.

     There are no family relationships among our directors or executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of January 31, 2002 by (i) each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock; (ii) our chief executive officer and our two former chief executive officers during our last fiscal year, individually named in the executive compensation table below; (iii) our directors; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. As of January 31, 2002, there were 30,915,704 of our shares of common stock issued and outstanding. Each common share entitles the holder thereof to one vote in respect of any matters that may properly come before our shareholders. To the best of our knowledge, there exist no arrangements that could cause a change in voting control of our corporation.

                                                                                      SHARES
                                                                                   BENEFICIALLY       PERCENT
TITLE OF CLASS       NAME AND ADDRESS OF OWNER     RELATIONSHIP TO COMPANY             OWNED          OWNED(1)
--------------       -------------------------     -----------------------             -----          --------
Common Stock         Mark Godsy                    Chairman, Director, 5%             3,269,996       10.58%
                     7575 Carnarvon Street         Shareholder and Past CEO
                     Vancouver, B.C.  V6N 1K6      (February 22, 2000 -
                                                   November 17, 2000)
Common Stock         John Robertson                Director and current CEO           1,432,482        4.63%
                     #203 - 728 Farrow Street      (November 17, 2000 -
                     Coquitlam, B.C.  V3J 3S6      present)
Common Stock         Roland Sartorius              Director and Executive               934,167        3.02%
                     4172 Yuculta Crescent         Officer
                     Vancouver, B.C.  V6N 3RS
Common Stock         Thomas Dodd                   Director and Executive               249,167        0.81%
                     808 Seymour Blvd.             Officer
                     North Vancouver, B.C.
                     V7J 2J6
Common Stock         Ken Maddison                  Director                              56,250        0.18%
                     2591 Lund Avenue
                     Coquitlam, B.C.  V3K 6J8
Common Stock         Robert W. Singer              Director                              43,750        0.14%
                     2110 West County Line Road
                     Jackson, NJ  08527
Common Stock         Robert Fetherstonhaugh        Director                             103,613        0.27%
                     20 Avenue Lilas
                     Dorval, Quebec  H9S 3L9
Common Stock         H. William Brogdon            Past CEO (February, 1999 to          550,000        1.8%
                     1817 Sleepy Hollow Lane       February 22, 2000)
                     Petaluma, CA 94954
Common Stock         Raffi Antepyan                Executive                            125,000        0.40%
                     2192 Loiseau
                     St. Laurent,
                     Quebec H2K 2K7
Common Stock         Wayne Gambell                 5% Beneficial Owner                2,039,668        6.60%
                     1040 Memorial Dr., NW
                     Calgary, AB T2N 3E1
-------------------- ----------------------------- ----------------------------- --------------- -------------
Common Stock         All directors and executive                                      6,214,425(1)    20.10%
                     officers as a group (8
                     individuals)

(1) Includes for each beneficial owner or group the following numbers of shares of common stock that may be acquired by the exercise of stock options or warrants that are now exercisable or will become exercisable within 60 days of January 31, 2002:

     o Mark Godsy - 517,917 shares, including 416,667 shares acquirable upon exercise of warrants and 101,250 shares exercisable upon the exercise of options.
     o John Robertson - 729,167 shares, including 500,000 shares acquirable upon the exercise of warrants and 229,167 shares acquirable upon the exercise of options.
     o Roland Sartorius - 584,167 shares, including 350,000 shares acquirable upon the exercise of warrants and 234,167 shares acquirable upon the exercise of options.
     o    Thomas Dodd - 229,167 shares acquirable upon the exercise of options.
     o    Ken Maddison - 56,250 shares acquirable upon the exercise of options.
     o    Robert Singer - 18,750 shares acquirable upon the exercise of options.
     o Robert Fetherstonhaugh - 21,250 shares acquirable upon the exercise of options.
     o Raffi Antepyan - 125,000 shares acquirable upon the exercise of options.
     o Wayne Gambell - 833,284 shares acquirable upon the exercise of warrants.


                            DESCRIPTION OF SECURITIES

General Provisions of Common Stock

     All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

     Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

     The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

     In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

General Provisions of Preferred Stock

     Our Board of Directors is authorized by the Certificate of Incorporation of the corporation to issue up to 5,000,000 shares of preferred stock on such terms as the Board may determine. No such stock has been issued to date. The preferred shares could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover. In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the corporation more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

                            NAMED EXPERTS AND COUNSEL

     Our auditors are KPMG LLP, Chartered Accountants, of Suite 900, 777 Dunsmuir Street, Vancouver, British Columbia, Canada V7Y 1K3. Our consolidated financial statements as at and for the year ended December 31, 2000 have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of KPMG LLP as experts in accounting and auditing.

     The consolidated financial statements of Unity Wireless Corporation (formerly Sonic Systems Corporation) at December 31, 1999, and the year then ended, appearing in this Prospectus and the registration statement on Form SB-2 filed with the Securities and Exchange Commission have been audited before the retroactive restatement for discontinued operations by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Unity Wireless Corporation is represented by Dorsey & Whitney LLP, Seattle, Washington, on legal matters.

      THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware Business Corporation Act
(DBCA), against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the DBCA, and indemnification for such a person may be greater or different from that provided in the bylaws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           DESCRIPTION OF THE BUSINESS

General

     We are a designer, developer and manufacturer of wireless technologies and products for a broad range of industrial and commercial applications. Our business is focused on developing, marketing and selling our UltraTech high power linear radio frequency (RF) amplifiers.

     UltraTech high performance linear RF amplifiers are used in current generation wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging, and WLL (Wireless Local Loop) frequencies.

Recent Developments

     Sale of Sonem Business

     We were founded to commercialize the Sonem technology, traffic system devices. Based on our knowledge of intersection controllers gained in the traffic signal preemption business, specifically the specialized computers that control the signal lights, we developed our "UniLinx(TM)" technology. With further development of the UniLinx(TM) technology, management came to believe that the Sonem business should be de-emphasized in favor of a focus on UniLinx(TM) and other wireless technologies.

     In keeping with this change in focus, we sold our Sonem business on October 6, 2000, to Traffic Systems LLC (Traffic Systems), an Arizona limited liability corporation owned 37% by UW Systems and 63% by one of the Sonem contractors of UW Systems, under the terms of an Asset Purchase Agreement among UW Systems, Traffic Systems and others. Under the Asset Purchase Agreement, UW Systems licensed substantially all of its Sonem patent rights to Traffic Systems (on an exclusive world-wide basis) and Traffic Systems covenanted to commercialize and sell the Sonem technology. In addition to its equity interest in Traffic Systems, UW Systems was entitled to receive $2,000,000 from the gross profits of Traffic Systems. UW Systems also agreed to assist Traffic Systems in the transition of the Sonem business, by providing limited technical, consulting and financial support.

     Although Traffic Systems agreed under the Asset Purchase Agreement to assume the warranty obligations of UW Systems for Sonem products already installed, UW Systems was required to advance the costs of such obligations, with repayment to come from the gross profits of Traffic Systems. We believe that the costs of such obligations in the future may be substantial, and have agreed, pursuant to a term sheet dated January 31, 2001, that these obligations will be assumed by Traffic Systems in consideration of UW System's transfer of its equity interest in Traffic Systems and our residual interest in the Sonem patents. On April 30, 2001, UW Systems and Traffic Systems signed a definitive agreement consummating the term sheet.

     For financial reporting purposes, the ultimate disposition of the Sonem business results in it being considered to be a discontinued operation.
Accordingly, all discussions of our continuing operations in this Prospectus exclude the Sonem business.

Acquisition of Ultratech

     Also as part of our strategy to focus on wireless technologies, we acquired Ultratech Linear Solutions, Inc., of Burnaby, British Columbia, Canada, in a share purchase transaction that was completed on November 16, 2000. Ultratech is a wireless communications technology designer, developer and marketer specializing in high power linear RF amplifiers. In consideration of the Ultratech shares, we paid to the shareholders of Ultratech Cdn.$72,000 ($48,000) on account of shareholder loans, and issued 700,000 shares of our common stock. We had loaned Cdn.$300,000 ($200,000) to Ultratech before closing.

Disposition of Integration Services Business

     To complement internally developed Sonem technology, we formed wholly owned UW Integration (and its wholly owned subsidiary Unity Wireless Integration (S) Pte Ltd.) in early 2000 to pursue alliances, licensing agreements and marketing partnerships in the ITS (intelligent transportation systems) and communications markets. In order to better focus on our new high power linear amplifier business, we sold UW Integration to Lyma Sales & Management Corp. ("Lyma"), a British Columbia, Canada company wholly owned by Siavash Vojdani, a former officer and director of ours, on December 30, 2000.

Change of Auditor

     Ernst & Young LLP was dismissed from its position as our certifying accountant on December 31, 2000. KPMG LLP was appointed as our new certifying accountant on the same day.

     Ernst & Young's report on the financial statements for the years ended December 31, 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the report on the 1998 financial statement, which contained an explanatory paragraph (after the opinion paragraph) that stated our recurring losses from operations raised substantial doubt about our ability to continue as a going concern. The 1998 financial statements did not include any adjustments that might result from the outcome of this uncertainty. The report on the 1999 financial statement did not contain any such explanatory paragraph as to uncertainty.

     The decision to change accountants was approved by our board of directors pursuant to a consent board resolution dated December 31, 2000. We have an audit committee, but the decision to change accountants was not considered by this committee.

     During our fiscal years ended December 31, 1999 and 1998 and the subsequent interim period preceding the dismissal of Ernst & Young, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     KPMG was engaged as our new principal accountant to audit our financial statements. The date of engagement was December 31, 2000.

Corporate History

     We, Unity Wireless Corporation, were incorporated in the State of Delaware on October 1, 1998, under the name Sonic Systems Corporation. We are the successor to M&M International Realty, Inc., a Florida corporation, which effected a reincorporation as a Delaware corporation by merger on December 1, 1998, with Unity Wireless Corporation as the surviving corporation. Before the merger, the Florida corporation had no material commercial activity. On December 11, 1998, we acquired all of the issued and outstanding stock of UW Systems in exchange for 11,089,368 shares of our common shares. As a result, the former shareholders of UW Systems owned a majority of our outstanding stock. Therefore, for accounting purposes, UW Systems was deemed to have acquired Unity Wireless Corporation.

     In connection with the acquisition of UW Systems, we formed 568608 B.C. Ltd. ("568608") to act as an acquisition vehicle. As of December 31, 2000, 568608, Ultratech and UW Systems were merged, with UW Systems remaining as the surviving corporation.

     In keeping with its decision to focus on wireless technologies, we changed our name to Unity Wireless Corporation by filing Articles of Amendment with the State of Delaware Secretary of State that became effective on July 20, 2000. We began using the new name as a "dba" in March, 2000.

     Our fiscal year end is December 31.

Principal Products & Services

     High Power Linear RF Amplifiers

     High power linear RF amplifiers allow radio frequency signals to be amplified and broadcast in a given area with minimal distortion. RF signals carry voice and data information used in wireless transmissions such as those used for cell phones and wireless Internet access.

     "Linearity" of the signal (the lack of distortion) becomes more important as the amount of data transported and the density and interference of adjacent channels in a cell increases.

     We produce amplifiers in a variety of frequency bands and output power levels, tuned for optimal performance with certain network protocols. In general, our products fall into 3 frequency bands for cellular telephone infrastructures (800-900 MHz, also known as "cellular band" or 1st generation; 18-1900 MHz, aka "PCS" or 2nd generation; and 2.1GHz, aka "3G" or 3rd generation networks). Collectively, these are all known as cellular networks. We also manufacture one amplifier family for use in Digital TV broadcasting, which operates in the frequency range of 460-870 MHz.

     Within the cellular network bands, products can be tuned for optimal operation with code Division Multiple access ("CDMA"), Time Division multiple Access ("TDMA"), Global System for Mobile Communications ("GSM"), Wideband CDMA ("W-CDMA") and other network protocols. Not all protocols are used in all bands; some amplifiers support multiple protocols and/or multiple channels within a band.

     Our products range from 2 watts output power to 50 watts (sometimes expressed as "dBm" (deci-bell milliwatts, where 33dBm =2W and 47dBm=50W).

     The table below lists our current Ultar Tech product line of amplifiers, showing the frequency band, protocol and output power for each.

              Product                                    Frequency
              -------                                    ---------
    800 (CDMA) 2-tone 2W 27V Series                 870-880 MHz or 825-835 MHz

    800(CDMA)2-tone 5W 27V Series                   870-880 MHz or 825-835 MHz

    800(CDMA)2-tone 10W 27V Series                  870-880 MHz

    800(CDMA)2-tone 16W 27V Series                  870-880 MHz

    800(CDMA)2-tone 20W 27V Series                  870-880 MHz

    800(CDMA)2-tone 25W 27V Series                  870-880 MHz

    1900(CDMA)2-tone 5W 27V Series                  1930-1990 MHz

    1900(CDMA)2-tone 10W 27V Series                 1930-1990 MHz

    1900(CDMA)2-tone 20W 27V Series                 1930-1990 MHz

              Product                                    Frequency
              -------                                    ---------

    900(GSM)2-tone 2W 27V Series                    890-915 MHz or 935-960 MHz

    900(GSM)2-tone 5W 27V Series                    890-915 MHz or 935-960 MHz

    900(GSM)2-tone 10W 27V Series                   935-960 MHz

    900(GSM)2-tone 20W 27V Series                   935-960 MHz

    1800(GSM)2-tone 2W 27V Series                   1840-1850 MHz

    1800(GSM)2-tone 5W 27V Series                   1840-1850 MHz

    1900(GSM) 12W 12V Series                        1965-1970 MHz

    2110-2170(3G WCDMA)10W 27V Series               2110 - 2170 MHz

    2110-2170(3G WCDMA)15W 27V Series               2110 - 2170 MHz

    2110-2170(3G WCDMA)30W 27V Series               2110 - 2170 MHz

    800(CDMA) 10W 27V Series                        869-894 MHz

    800(CDMA) 16W 27V Series                        870-880 MHz

    800(CDMA) 20W 27V Series                        870-880 MHz

    800(CDMA) 30W 27V Series                        869-894 MHz

    1800(CDMA) 20W 12V Series                       1840-1870 MHz

    1800(CDMA) 25W 12V Series                       1840-1870 MHz

    1800(CDMA) 30W 12V Series                       1840-1870 MHz

    1800(CDMA) 30W 27V Series                       1840-1870 MHz

    1900(CDMA) 5W 27V Series                        1930-1990 MHz

    1900(CDMA) 10W 27V Series                       1930-1990 MHz

    1900(CDMA) 14W 27V Series                       1930-1990 MHz

    1900(CDMA) 20W 12V Series                       1930-1990 MHz

    1900(CDMA) 20W 27V Series                       1930-1990 MHz

    1900(CDMA) 30W 27V Series                       1930-1990 MHz


     Wireless communications infrastructure is one of the quickest and most cost-effective method of providing both fixed and mobile voice, Internet and data network communications. The global market is being driven by several economic and other factors as it goes wireless:

     o Consumers and businesses worldwide are driving up penetration rates and therefore increasing the demands for voice, Internet and data wireless communication networks.

     o Affordable telecommunication infrastructure is becoming necessary in developing countries and the construction of wireless local loops is one of the quickest and most cost-effective solution.

     o Telecommunication service providers are starting to incorporate and bundle wireless technology into their suite of offerings.

     o    Applications such as video demand higher bandwidths.

     o The move to one or a small number of global standards for 3G or third-generation wireless will cause most current infrastructure to be upgraded or replaced.

     We expect that factors such as these will continue to drive the global demand for wireless technologies for the foreseeable future. As consumer usage of wireless applications increases, the demand for more system capacity and greater system coverage also increases, thus creating an increased demand for amplifiers. Industry analysts estimate that the wireless telecommunications networks and technologies market will grow to $135 billion by 2004, and that the total global market sales of RF power amplifiers to support such growth will increase from $1.1 billion in 1999 to $3.5 billion by 2004.

     Network service providers typically source their network equipment from companies known as system integrators, which in turn source their system components from a variety of subcontractors and component suppliers. Typically they use representative agents to source and present to them suppliers of network sub components such as amplifiers. The amplifier supplier that has experienced sales and agent representation, combined with the required technical and operational capability will have the market advantage. We currently have strong agent representation in 19 countries around the world, and we are building our direct sales and marketing capabilities.

     The wireless  telecommunications industry consists of four primary sectors:
(1) wireless system integrators or infrastructure providers; (2) handset and end user terminal devices; (3) accessory items, including towers, cable, connectors etc.; and (4) the amplifying equipment sector. Our products compete in the amplifying equipment sector.

     Several trends have affected the supply and demand for high power linear amplifiers in the global market. As recently as a few years ago, the global market was small and dominated by only two or three players. With the explosion in the growth of wireless technologies in the past five years, however, the smaller companies that supplied amplifiers to niche markets grew very quickly into large companies with very large overheads to sustain.

     While the high growth rates these companies have enjoyed over the past five years have allowed them to flourish financially, they have also made it more difficult for them to deal with the rapid pace of change in the second tier amplifier market. Management believes these changes in the marketplace create additional opportunities for us to provide quality products for specialty applications.

     The large, conventional amplifier suppliers will continue to deliver approximately 70% of the market, but a great opportunity exists for smaller and better-focused amplifier businesses to supply the non-captive or specialized markets that it is expected will prevail for many years to come.

Product Research and Development

     We have recently augmented our research and development capabilities in the area of our Ultratech High Power Linear Amplifiers, with the addition of RF design engineers and the leasing of additional test and measurement equipment. We have devoted and will continue to devote a large portion of our research and development resources towards next generation products, using leading edge design techniques and other progressive technologies.

     We spent $880,818 on research and development in 2000 and $502,643 in 1999 (includes stock based compensation of $238,655 in 2000 and $nil in 1999).

Sales and Marketing

     We plan to build strategic alliances and partnerships to assist in technology development which will help to extend our position in the wireless communications market.

     We sell our high power linear RF amplifiers primarily through sales agent channels and on-site visits with customers. The majority of UltraTech amplifier sales to date have been in South Korea through one agent. The agent is under contract with us for sales commissions, and has been granted a significant number of options (vesting over three years) in our stock as a longer-term incentive.

     We have expanded our marketing efforts to include North America and Europe. Initial sales have already been made in North America and appearances will be made at industry trade shows in order to get our name and brand in front of the wireless network infrastructure market.

     An experienced vice-president of Marketing has been hired for our products, joining the vice-president of Sales, and marketing activities have begun. Short term marketing efforts will focus on two areas to expand sales: direct sales and channel development. Direct sales activities will target the large "tier one" suppliers of base transceiver station (BTS) equipment. Our positioning will be built around our ability to quickly turn out specialty product to high standards, with the several thousand installed units in Korea providing needed credibility for technical and manufacturing capabilities.

     Channel development activities will focus on sales representatives following closely the model already working in Korea, that is, to contract with agents who are currently representing manufacturers of complementary products, selling to system integrators of cellular, PCS and related wireless transceiver equipment.

     A third, longer-term component of our marketing strategy for the RF amplifier products is to align with developers of new technologies in the RF marketplace to keep current with technical advances and position as key supplier to the innovators. Several organizations with exciting technologies have been identified and/or are being worked with currently.

Manufacturing and Suppliers

     We subcontract our electronics manufacturing to qualified companies with a history of quality assurance. This minimizes the need for capital expenditures related to electronics manufacturing facilities, minimizes staff and uses specialists in each stage of manufacturing. All enclosure metalwork is also subcontracted. Alternate contract manufacturers are available, should any of our existing contract manufacturers cease providing services to us.

     We currently assemble, configure, tune and test our products and RF circuitry in our facility located in Burnaby, British Columbia. We have limited manufacturing capacity, and the process to assemble, test and tune our current products is labor intensive. We believe our manufacturing capacity is sufficient to meet our requirements during 2002. In the future, we may be required to expand our manufacturing facilities, hire additional personnel and/or automate assembling, tuning and testing processes to meet future demand for our products. We may also subcontract certain manufacturing functions.

     The principal raw materials used in the production of our products are mostly standard electronic, plastic and hardware components. We have, from time to time, experienced difficulties in obtaining raw materials and we reduce supply risk by using alternate suppliers.

Competition

     We believe that there are two sizes and types of competitors in the RF amplifier business: (1) large-scale manufacturers with annual sales ranging from $100,000,000 to $500,000,000, specializing in large volume production runs and mainstream type products; and (2) smaller companies with annual sales ranging from $1,000,000 to $30,000,000, specializing in custom order markets. The large and dominant RF amplifier companies are Powerwave Technologies Inc., Spectrian Inc., Andrew Corporation, Celiant Corporation and Microwave Power Devices Inc. Microwave Power Devices Inc. was recently purchased by Ericsson. The dominant smaller companies are Amplidyne Inc., Stealth Microwave Inc. and AML Communications.

     Powerwave, located in Irvine, California, is an independent supplier of RF high performance amplifiers that it designs and manufacturers for the multi-carrier ultra-linear high power RF amplifier market. These types of amplifiers are key components in wireless communications networks such as Cellular and PCS (Personal Communications Services). Powerwave is also the leading supplier of RF amplifiers for the Land Mobile Radio (LMR) market. More than 50% of Powerwave's annual revenue comes from Nortel Networks.

     Spectrian, located in Sunnyvale, California, is also a leading supplier of ultra-linear high power RF amplifiers to wireless communications infrastructure manufacturers and service providers worldwide. Spectrian designs and manufactures power amplifiers for use in microcell and macrocell base stations for cellular, PCS and wireless local loop.

     Amplidyne, located in Somerset, New Jersey, designs, manufactures and sells ultra-linear power amplifiers and related subsystems to the worldwide wireless telecommunications market. These single and multi-carrier linear power amplifiers, which are key components in cellular and PCS base stations, utilize a patented pre-distortion technique.

     Stealth, located in Trenton, New Jersey, designs and manufactures single channel amplifiers for the cellular market and is trying to penetrate the PCS bands with newer technology.

     AML Communications, located in Camarillo, California, designs and manufactures high power linear amplifiers for cellular, PCS and satellite markets. AML Communications is also involved in the design and manufacture of low noise amplifiers.

Intellectual Property

     Trade Marks

     We registered the trade marks "We Hear the Future Now(R)," "Sonic Solution(R)," and "Sonic Systems Corporation(R)" with the Canadian Intellectual Property Office in 1997. We have also been using the unregistered trade mark "SONEM 2000(TM)" since 1997, but did not register it at the time due to resource constraints. As a result of the sale of our Sonem division, we do not intend to formally register this trade mark. We are also using the unregistered trade mark "Unity Wireless(TM)". We intend to register this mark in the U.S., Canada and, possibly, other countries.

     Our Sonem business was sold on October 6, 2000, to Traffic Systems LLC, an Arizona limited liability corporation owned 37% by UW Systems and 63% by one of the Sonem contractors of UW Systems. The US and Canadian siren detector patents and trade marks related to our Sonem business, except for the trade mark Sonic Solution(R), were licensed on an exclusive basis to Traffic Systems, and all rights to the trade mark Sonic Solution(R) were sold to Traffic Systems in connection with the sale. See "Recent Developments -- Sale of Sonem Business."

     Patents

     We do not have any patents with respect to our Ultratech technology. We have an immaterial residual interest in several patents associated with the Sonem technology, substantially all of which we have transferred to Traffic Systems. See "Recent Developments -- Sale of Sonem Business."

     Service and Product Warranty

     We offered a standard warranty on our Sonem products covering parts and labor for a fixed period, either one year or two years, depending on the product and application. Our warranty obligations for Sonem products were assumed by Traffic Systems. See "Recent Developments -- Sale of Sonem Business."

     We installed a one-off system for audible tornado warnings in Batesville, Arkansas in 1998. These systems were sold with a 5 year warranty. There are about 18 months remaining on that warranty and no failures have been reported recently.

     We offer a standard warranty of one year on parts and labor from date of shipment on our Ultratech amplifiers. In some cases, a warranty period of two years may be negotiated. For instance, the sale of Ultratech amplifiers into Korea to date typically have a two year warranty.

     We will repair units under warranty at our cost and return freight prepaid back to the customer. A repaired unit will be warranted for the remainder of the original warranty period or for one year from the repair date, whichever is longer.

     Our warranties specifically exclude all liabilities for "special, incidental, direct, indirect, or consequential damages or expenses whatsoever" arising from the functioning or use, or inability to use, the warranted products. The warranties are void if the product has been improperly installed, subjected to abuse or negligence, or tampered with. State and other laws may limit our ability to limit our liability or exclude certain types of damages.

     Government Regulation

     UltraTech RF power amplifiers are sold as components which form part of larger systems, which are tested for FCC compliance at the system level, by the manufacturer or integrator of the system equipment. We do not test our amplifier products for compliance at the component level.

     Management and Employees

     Our senior management team has experience in exploiting technologies in emerging markets and our technical team is proficient in wireless technologies. Currently each of our employees and managers holds stock and/or options with future vesting dates to encourage continued commitment and focus for several years. As of January 31, 2002, we had approximately50 full-time employees and 10 contract or part-time employees. Our employees are not represented by a collective bargaining agreement and we consider our relationship with our employees to be good.

     Reports to Security Holders

     We are a reporting company under the Exchange Act. We file an annual report (10-KSB) and quarterly statements (10-QSB) with the SEC. We must also file other reports, such as Form 8-K, as applicable. In addition, we file a proxy statement for our annual shareholders meeting (and, if applicable, any special meetings).

     The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov. The Internet address of the Company is http://www.unitywireless.com.

     Management's Discussion and Analysis or Plan of Operation

     The following discussion of our financial condition, changes in financial condition, and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes.

                                    OVERVIEW

     We are in the business of designing, developing and manufacturing high power linear RF amplifiers and specialized communications products that use traditional wireless channels. Prior to the introduction of our RF communications products, we had designed, manufactured, and sold an acoustic-based traffic signal preemption system under the trade name "Sonem." The Sonem product accounted for all revenues earned in the fiscal years ended December 31, 1998 and 1999, and the quarter ending March 31, 2000. In view of our strategic repositioning toward RF wireless products during 2000, we, through our subsidiary Unity Wireless Systems Corporation (UW Systems), sold our Sonem business to Traffic Systems, L.L.C. on October 6, 2000. Accordingly, revenue from acoustic products ended in the third quarter of 2000.

     We agreed, pursuant to a term sheet dated January 31, 2001, that warranty obligations of UW Systems for Sonem products already installed were assumed by the purchaser of the Sonem business, in consideration of UW System's transfer of its equity interest in Traffic Systems and our residual interest in the Sonem patents.

     Also, in late 1999, we increased our marketing efforts in Asia, resulting in a contract in the first quarter of 2000 with the Transportation Management Systems division of Orbital Sciences. Under the Orbital contract, UW Integration, through our wholly owned subsidiary, UW Singapore, provided systems integration support, warranty and maintenance services for the Automatic Vehicle Management System to be delivered by Orbital and Sanyo Trading Company to Singapore Bus Services Ltd. Revenue from this contract started in the quarter ended June 30, 2000, and continued for the rest of the year. As we continued to refocus upon RF communication products, the Orbital contract was assigned to Lyma Sales & Management Corp. on December 30, 2000, and therefore we had no further interest in any revenue resulting from the contract.

     In 1999 and 2000, we designed a specialized RF communication product with the trade mark "UniLinx", which we introduced commercially in the later part of 2000. This wireless IP (Internet Protocol) gateway was deployed in the traffic control market and the remote POS market during 2000. Sales from UniLinx commenced in the quarter ended June 30, 2000 and continued for the rest of the year and into the first quarter of 2001. In order to focus solely on the RF communication products, we sold the UniLinx business and assets on June 12, 2001 to Horton Automation Inc. for Cdn $150,000, which is payable on a percentage of unit sales by Horton. Consequently, revenue from the Unilinx business ended in second quarter on 2001.

     On November 16, 2000 we acquired Ultratech Linear Solutions Inc., a designer, developer and manufacturer of linear power amplifiers for the wireless network infrastructure industry. Ultratech's operations have been consolidated from the date of acquisition. The revenues from sales of Ultratech amplifiers from its inception on April 22, 1999 to December 31, 2000 were approximately $3,200,000. We received revenue from the sale of RF power amplifiers starting in the quarter ended December 31, 2000. Management expects that the Ultratech acquisition will have a significant positive impact on our revenues in the current year and beyond.

     We have incurred net losses since we became active in July 1995. Losses resulted from low sales of our Sonem traffic signal preemption system, combined with startup manufacturing activity and engineering and research and development costs relating to product improvement and new technologies.

     Losses continued into 2000 as our revenue from Sonem sales, and the later revenue from UniLinx and the Orbital contract, did not exceed expenditures for research and development, marketing, and general and administrative activities. In the first half of 2000, we became a registrant with the SEC, requiring additional expenditures on legal and accounting services. Also, up to the time of the sale of the Sonem product, we made further development expenditures on this product to improve performance and to reduce unit costs. Marketing and additional development costs were also incurred on the UniLinx product.

     With the completion of the Ultratech purchase, the discontinuance of the contract services (Singapore) business segment, the ending of active participation in the Sonem product and the sale of the Unilinx business, we have restructured our operations and staff complement to adjust for the needs of higher manufacturing volumes and development activities for RF power amplifier products. We have also reviewed other costs and eliminated expenditures not directly required to implement our RF wireless focus.

Results of Operations

     As mentioned in Note 5 of the Notes to Consolidated Statements and in the Overview Section of Management's Discussion and Analysis or Plan of Operation above, our operations in 2001 related mainly to the designing, developing and marketing of high power linear RF amplifiers after the discontinuance of the Sonem, Unilinx and UW Integration operations.

     Due to this restructuring of operations, there are no comparative numbers and analysis for the three-month period ended September 30, 2000 and nine-month period ended September 30, 2000.

Three Months Ended September 30, 2001

     Net Sales in the third quarter of 2001 from sales of RF amplifiers were $972,037.

     Cost of goods sold in the third quarter of 2001 amounted to $632,979. The gross margin of $339,058 or 35% of Net Sales reflects a higher volume of sales operation. Stock compensation expense from the variable plan stock options was nil in the third quarter of 2001.

     Research and development expenses in the third quarter of 2001 were $213,647. This amount was primarily due to the focus on R&D activities in the third quarter of 2001 comprising the hiring of senior level engineering positions and the development of additional RF amplifier products. Stock compensation expense from the variable plan stock options was $3,558 in the third quarter of 2001.

     Sales and marketing expenses in the third quarter of 2001 amounted to $116,050. The costs were primarily attributable to advertising and promotional activities as well as travel expenses to visit new customers and distributors. Stock compensation expense from the variable plan stock options was $(7,636) in the third quarter of 2001 .

     Exchange gain in the third quarter of 2001 was $5,661 due to fluctuations in the currency exchange rate between the U.S. and Canada. Our revenues are received mostly in U.S. dollars, while the majority of expenses are incurred in Canadian dollars. As we measure our financial results in Canadian dollars, strength of the United States dollar results in exchange rate gains.

     General and administrative expenses in the third quarter of 2001 were $388,703. The majority of expenses included legal, regulatory, investor relations, corporate finance and general operating overhead activities associated with the leased premises. Stock compensation expense from the variable plan stock options was $(45,606) in the third quarter of 2001.

     Interest income in the third quarter of 2001 was $7,993. This amount results primarily from interest earned from term deposits.

Nine Months Ended September 30, 2001

     Net Sales in the first nine months of 2001 amounted to $2,935,543 from the sales of RF amplifiers.

     Cost of goods sold in the first nine months of 2001 was $2,015,781. The gross margin amounted to $919,762 or 31% of Net Sales. Stock compensation expense from the variable plan stock options was $(350) in the first nine months of 2001.

     Research and development expenses in the first nine months of 2001 were $526,530. These expenses are primarily due to the hiring of senior level engineering positions and the development of additional amplifier products. Stock compensation expense from the variable plan stock options was $37,543 in the first nine months of 2001.

     Sales and marketing expenses in the first nine months of 2001 amounted to $296,722. The costs were primarily attributable to the restructuring of sales and marketing staff to eliminate the UniLinx marketing staff and ramp up in the level of sales and marketing support for amplifier products, which included hiring senior level marketing and sales positions, revamping corporate promotional material and attendance at various industry trade shows as well as travel expenses incurred in visiting new customers and distributors. Stock compensation expense from the variable plan stock options was $18,261 in the first nine months of 2001.

     Exchange gain in the first nine months of 2001 was $80,979 due to fluctuations in the currency exchange rate between the United States and Canada. Our revenues are received mostly in U.S. dollars, while the majority of expenses are incurred in Canadian dollars. As we measure our financial results in Canadian dollars, strength of the United States dollar results in exchange rate gains.

     General and administrative expenses in the first nine months of 2001 were $1,224,053. The main expenses included non-recurring legal and regulatory related costs associated with restructuring our operations in 2001 as well as regular legal, audit, regulatory, investor relations and corporate finance activities as well as general operating overhead expenses associated with the leased premises. Stock compensation expense from the variable plan stock options was $119,577 in the first nine months of 2001.

     Interest income in the first nine months of 2001 was $42,632. This amount results primarily from interest earned from term deposits.

     Net gain from discontinued operations amounted to $267,504. A loss of $165,125 is attributable to sale of the Unilinx business on May 1, 2001 and a gain of $432,629 resulting from the sale of the Sonem business from a reduction of the warranty accrual for the Sonem product due to the replacement of previously installed Sonem systems and the sale of the remaining interest in the Sonem business.

Years Ended December 31, 2000 and 1999

     Net Sales in fiscal 2000 totaled $474,003 from the sales of RF amplifiers between November 16 and December 31, 2000.

     Cost of goods sold in fiscal 2000 was $364,423 from sales of RF amplifiers. The gross margin for RF amplifiers was positive, which reflected our acquisition of a going concern business.

     Sales and marketing expenses in fiscal 2000 of $10,745 were incurred in the Ultratech power amplifier business between acquisition of the business on November 16, 2000 and the end of the fiscal year.

     Exchange loss (gain) decreased by $93,357 to ($3,036) from ($96,393) in 1999 due to fluctuations in the currency exchange rate between the U.S. and Canada. Our revenues are received mostly in U.S. dollars, while the majority of expenses are incurred in Canadian dollars.

     General and administrative expenses in fiscal 2000 increased by 357%, or $1,524,978 to $1,952,469 from $427,491 in 1999. The increase is due primarily to $334,902 in additional salary and consulting costs, $118,096 in additional accounting and legal expenses due to the costs of becoming a reporting issuer, increases of $107,160 in investor relations expenses, and $45,861 in staff placement fees. $354,426 of the increase was attributable to stock compensation expense resulting from the granting of stock options and warrants.

     Loss from discontinued operations in fiscal 2000 increased to $3,479,424 from $1,660,004 in 1999. This loss was incurred in connection with the disposal of the Sonem, Unilinx and of UW Integration operations.

Liquidity and Capital Resources

     Since inception, we have been dependent on equity capital as our primary source of funding. Prior to December 31, 2000, sales of our Sonem traffic signal priority product, and sales of our UniLinx product, provided insufficient cash flow to sustain operations. We had an accumulated deficit at September 30, 2001 of $11,638,022. During the first nine months ended September 30, 2001, we focused entirely on the wireless product segment, primarily our amplifier products, and incurred a net loss, after stock-based compensation expense, of $905,747 (2000 - loss of $3,107,837). We also used cash from operations of $1,341,723 (2000 - $1,817,807 in cash used). Operations to date have been primarily financed by equity.

     The financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Operations to date have been primarily financed by long-term debt and equity transactions. Our future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurance that we will be successful. If we are not, we will be required to reduce operations or liquidate assets. We will continue to evaluate our projected expenditures relative to our available cash and to seek additional means of financing in order to satisfy working capital and other cash requirements. Our auditors' report on the December 31, 2000 consolidated financial statements includes an explanatory paragraph that states that as we have suffered recurring losses from operations, substantial doubt exists about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

     During the first nine months of 2001, our cash position decreased by $1,201,777 to $800,307 on September 30, 2001 from $2,002,084 on December 31,
2000. The $1,341,723 used by operations comprised a net loss of $905,747, and non-cash charges including $76,572 in depreciation and $139,049 in goodwill amortization and $175,031 in stock-based compensation expense. Other significant non-cash working capital changes included accounts receivable, which increased by $168,013. Ongoing operations during the first nine months resulted in an inventory decrease of $40,159 and a decrease in accounts payable and accrued liabilities of $78,742. The product warranty accrual decreased by $591,792 as we contributed to the replacement of previously installed Sonem systems.

     Our investing activities during the first nine months of 2001 amounted to $68,981, which was mainly attributable to increased purchases of computing hardware and software.

     Financing activities during the first nine months included a decrease in the Cobratech loan receivable of $152,712 and the bank overdraft decreased by $36,655 due to a lower level of cheques outstanding at September 30, 2001 than at December 31, 2000. In May 2001, we replaced an existing demand revolving loan with Royal Bank of Canada with a US $79,263 (Cdn $125,000) operating line of credit from HSBC Bank Canada, at an interest rate of HSBC prime, and secured by an $80,000 guaranteed investment certificate.

     Other than operating loan commitments, we have no material commitments, including capital commitments, outstanding September 30, 2001.

Subsequent Events

     In October 2001, we announced the creation of our Linear Power Amplifier & Advanced Technology Development Group. This group is a unique engineering team within our company and is charged with developing new RF power amplifier technologies for use in wireless telecommunications network.

     In November 2001 we received the first stage of a Canadian government grant towards research and development of our October 2001 announced linear power amplifier program.

     In December 2001, we reported the delivery of new RF power amplifiers to potential new customers and that projects currently underway had combined revenue potential in excess of US$ 26 million. Sixteen new RF power amplifiers have been designed and manufactured this year in addition to the ongoing development of another 20 projects for new and existing customers. Most of the growth has been driven by response to our sales and marketing activities that began in March 2001.

     Also on December 24, 2001, common shares of our company were co-listed on the Canadian Venture Exchange (CDNX) in Canada.

     In January 2002, we announced our first three customers in China. All three of which have placed initial orders and two have signed supply agreements for the development and delivery of our RF power amplifiers. We also announced the first commercial sales of our new power amplifier for base station applications which is a new market for us. As well, we announced purchase orders for RF power amplifiers worth US$ 640,930 destined for export to Korean customers and that we had a 26% increase to our technical and engineering staff, now in excess of 35 people.

     Trends and uncertainties

     The wireless infrastructure market is in various stages of maturity throughout the world. Developed countries generally have an established system of cell phone capabilities, usually with more than one service provider competing for subscribers. In some places competing technologies have been deployed. Developing countries are continuing to build out 1st and 2nd generation networks to complete their coverage footprints, often in place of wired phone systems.

     There are 2 main sources of future growth: First, ever-growing numbers of subscribers require more infrastructure to support the number of simultaneous calls (compounded by the increasing length of calls) all driven by aggressive rate programs offered by the carriers as well as by new features and services being offered to subscribers. Second, new network technologies (2.5G and 3G) are being or about to be deployed, which will require significant new investment in infrastructure. These new network technologies are being driven by their ability to handle more simultaneous calls and offer more features, which will attract even more subscriber-minutes to the carriers

     Some examples of new features being offered by the 2.5G and 3G networks are: wireless access to the Internet for e-mail, stock quotes, weather/traffic reports, etc.; SMS short message services, particularly popular with young people; location-based services; and the growing wireless connectivity offered by PDA manufacturers. Longer calls are being encouraged by million-minute plans, free weekend calls, free roaming, and other billing incentives, as well as by increased coverage footprints.

     Wireless infrastructures will continue to expand for some time to come in order to accommodate the increasing number of subscribers, increasing number of features, and increasing bandwidth required by many of the new features. The 3G networks typically operate at higher frequencies, so their coverage area tends to be smaller per base station, requiring more base station and repeater equipment to be deployed to achieve the same geographic coverage (although a larger number of subscribers can be supported on each 3G base station).

     In an effort to further increase subscriber-minutes, a growing number of repeater systems (both high power repeaters and "pico-repeaters" for indoor use) will be deployed to fill in coverage gaps in wireless network footprints.

     Wireless technology is getting more complex as the newer network technologies use limited bandwidth (capacity) more efficiently. And the market is getting more competitive, as a small but growing number of amplifier companies chase the business worldwide. This causes intense price competition and resulting lower gross profit margins. If we cannot continue to reduce our manufacturing costs on all our products, our gross margins will decline.

     There are a number of emerging technologies that promise to increase the efficiency of the RF systems which carry the wireless signals in cellular and wireless communications networks. Some of these have the potential to be built into the amplifiers, transparently increasing performance; others require larger system-level changes to the base station equipment. It is not clear which, if any, of these technologies will catch on, or what effects they will have on the suppliers of RF amplifiers.

     However, the primary uncertainty in this market revolves around the timing of the infrastructure build-out and the network type(s) that will be built. We are aware of the timing issue and are developing products, establishing alliances in order to secure the potential and/or technical ability to react to current and planned network architectures and amplifier technologies.

     The timing of major network build-outs is uncertain, in different parts of the world, for different reasons. In North America, where a number of competing network technologies coexist, the move to 3G is expected to be slower than in other geographies. In Europe, where a unified GSM system already exists, several large carriers have committed huge amounts of money for 3G spectrum allocation, but now they may not be able to afford to build it out quickly, and the GPRS 2.5G system offers many of the benefits. In Asia, China is beginning a very large push to expand their 2G networks with virtually all suppliers in the world competing for the business, and Korea is planning a 3G push this year (2002).

     There is general consensus that the 3G networks will prevail within a few years, but there have been some disappointments in the early technology trials, and most of the currently-envisioned applications can run well enough on 2.5G networks.

     The overall trend is for continued growth of the wireless communications infrastructure worldwide, driven primarily by increasing numbers of subscriber-minutes and by new features which require more bandwidth. The primary uncertainty in the market is the pace at which the new generation networks will roll out, and the geographic sequence of the roll out. Uncertainty of a lesser concern surrounds the technology itself.

     We believe that our company is well positioned to compete aggressively in the worldwide buildup of the wireless infrastructure. Although we have had recent success in Asia , there can be no assurance that this trend will continue and that the Chinese market buildup will be fast as first expected. A slow down of the build-up could be a result from a mixture of political, economic, regulatory, technical or market driven conditions. Since a significant portion of our revenues originate in Asia, our success could be negatively materially affected.

     Our operations have been successfully funded to date by cashflow, equity funding and to a certain extent debt financing. We are relying on these sources of funding in order to provide our company with sufficient capital to continue our fast growth strategy. The can be no assurance that the past trend will continue, which would significantly affect the financial condition.

     Current models of our products are required to be individually assembled, tuned and tested in our manufacturing facility to meet the specifications of the end-user. This process is time consuming and labor intensive and our ability increase manufacturing output is limited by the size of our facilities and our ability to hire, train and retain qualified personnel. Currently, we believe we have sufficient manufacturing capacity to fill our orders in 2002. In the future, we may be required to expand our facility, hire additional personnel and automate the assembly, tuning and/or testing process to increase our manufacturing capacity to meet demand for our products. Such expansion will require additional capital investments and allocation of resources, which may affect our results of operations. We cannot assure you that adequate resources will be available or that we will be able to increase our manufacturing capacity in a timely manner, if at all.

     Inflation

     We do not believe that inflation has had a significant impact on our consolidated results of operations or financial condition. However, we have recently experienced some significant price increases for certain components that are used in the wireless industry.

                             DESCRIPTION OF PROPERTY

     We currently lease 11,425 square feet of office, research and development, and production space on a triple net basis at 7438 Fraser Park Drive, Burnaby, British Columbia, Canada. The lease has a five-year term expiring on August 31, 2005, with an option to renew for an additional three-year term. Minimum basic rental rates are as follows:

     (a)  years 1 and 2 - Cdn$10.00 ($6.70) per square foot per annum;

     (b)  year 3 - Cdn$10.25($6.87) per square foot per annum; and

     (c)  years 4 and 5 - Cdn$10.50 ($7.04) per square foot per annum.

     We do not currently maintain any investments in real estate, real estate mortgages or persons primarily engaged in real estate activities, nor do we expect to do so in the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have a November 2000 loan receivable from Cobratech Industries Inc., a company with which we had two former directors in common, in the principal amount of $200,000. Interest is payable to us at 1% per month, calculated monthly not in advance. The loan is secured by a general security agreement which includes all of the personal and real property of Cobratech. The loan is repayable upon demand. As of January 31, 2001, Cobratech has repaid $111,112. We have sued Cobratech in the Supreme Court of British Columbia, Canada for some $88,000 in respect of the remaining balance. The action has been stayed until May 2002 on the condition that Cobratech Industries Inc. pays ten percent (10%) of all funds received from financing until May 2002, in excess of $100,000, until the outstanding amount has been paid. See "Legal Proceedings."

     The Board of Directors agreed to advance $90,000 to John Robertson, our President, CEO and director to enable him to subscribe for 500,000 units in conjunction with the private placement completed on December 24, 2001. The Loan principal plus interest is due on December 24, 2003, bears interest at 4% per annum and is secured by the subscribing shares. On maturity, the Loan and all interest owing on the loan may be repaid either in cash or by John Robertson transferring to us, all of the securities comprising of the units he subscribed to. For financial statement reporting purposes, this loan will be recorded as a reduction in shareholders' equity.

     There are no other material related transactions or related contracts with a value of over $60,000.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     In Canada, our common stock traded on the Canadian Venture Exchange (CDNX) under the symbol "UWC". Our common stock is traded on the NASD over-the-counter or "Bulletin Board" market under the symbol "UTYW." Between February 6, 1999 and August 17, 2000, our common stock traded under the symbol "ZSON." Before February 6, 1999, our common stock traded under the symbol "MMIM." The following comprises the high and low bid prices for our common stock as of the end of each period indicated since March 31, 1999 (the stock was not "publicly traded" before December 31, 1998), unless otherwise indicated:

Period                                            High Bid                     Low Bid
------                                            --------                     -------
January 1 - March 31, 1999                          3.3125                      0.0000
April 1 - June 30, 1999                             3.0000                      0.8750
July 1 - September 30, 1999                         1.0625                      0.4375
October 1 - December 31, 1999                       1.1875                      0.3750
January 1 - February 9, 2000                         1.27                       0.89
February 10 - April 27, 2000*                        6.25                       0.9000
                                           (No Bid/Ask - High Trade)     (No Bid/Ask - Low Trade)
April 28 - June 30, 2000                             4.50                       1.0625
July 1 - September 30, 2000                          1.90                       1.16
October 1 - December 31, 2000                        1.53                       0.37
January 1 - March 31, 2001                           0.68                       0.26
April 1 - June 30, 2001                              0.48                       0.19
July 01- September 30, 2001                          0.30                       0.11
October 1, 2001 to December 31, 2001                 0.35                       0.15

     Source: Nasdaq Trading & Marketing Services

     * Our common shares were traded on the National Quotation Bureau "Pink Sheets" from February 10, 2000 until April 27, 2000, and therefore high and low bid information is not available during this period.


     Over-the-counter  market  quotations  reflect  inter-dealer  prices without
retail  mark-up,   mark-down  or  commission,   and  may  not  represent  actual
transactions.

     Our common stock began trading on the CDNX on December 24, 2001. On January 31, 2002, the closing price of our common stock was Cdn $0.51 on the CDNX and $0.32 on the OTCBB.

     As of January 31, 2002 there were approximately 150 holders of record of our common stock. We have never declared a cash dividend on our common stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned by all persons serving as our Chief Executive Officer during the fiscal years ended December 31, 2001, 2000 and 1999. None of our other officers or those of any of our subsidiaries earned greater than $100,000 in total salary and bonus during 2001, 2000 or 1999.

                                           Summary Compensation Table
                                Annual Compensation                     Long Term Compensation
                      ----------------------------------------------------------------------------------
                                                                          Awards              Payouts
                                                               -----------------------------------------
                                                    Other        Securities     Restricted
                       Fiscal                       Annual         under        Shares or
                        Year                      Compensation   Option/SAR     Restricted     LTIP      All Other
 Name and Principal    Ended   Salary     Bonus       (US$)      Granted (#)    Share Units    Payouts  Compensation
    Position                    (US$)      (US$)                                   (US$)       (US$)
---------------------------------------------------------------------------------------------------------------------
John Robertson,         2001    107,137       0         0         100,000             0            0          0
Chief Executive         2000     10,300       0                   275,000(2)          0            0          0
Officer(1)              1999

Mark Godsy,
Chief Executive         2000       0          0                   200,000(4)     72,000            0          0
Officer(3)              1999

William Brogdon,
Chief Executive         1999     38,756       0         0                 0           0            0           0
Officer(5)


                        Annual Compensation         Long Term Compensation

                                                                      Securities
                                               Restricted Stock       Underlying
 Name and Position      Year       Salary          Award($)           Options(#)
--------------------------------------------------------------------------------
John Robertson          2001       107,137              0             100,000(2)
                        2000(1)     10,300              0             275,000(2)
Mark Godsy              2001             0              0               5,000(4)
                        2000(3)          0         72,000             200,000(4)
William Brogdon         1999        38,756              0                   0
William Brogdon         1998        64,167         61,480(5)          200,000

------------------
NOTES:
(1) Mr. Robertson, the current Chief Executive Officer of our company, served as Chief Executive Officer during the period November 17 - December 31, 2000.
(2) Mr. Robertson received 200,000 options in December 2000 and 100,000 options in February 2001 as partial compensation for serving as Chief Executive Officer of our company. He also received 75,000 options in December 2000 as compensation for serving as a director of our company.
(3) Mr. Godsy served as Chief Executive Officer of our company during the period February 22 - November 17, 2000. At the end of this period, Mr. Godsy was paid accrued wages in restricted stock (171,428 shares) equivalent to $72,000 on the date of issue.
(4) Mr. Godsy received 200,000 options in December 2000 as compensation for serving as the Chairman of the Board of our company and 5,000 options in June 2001 as compensation for serving on the Compensation Committee.
(5) Mr. Brogdon served as Chief Executive Officer of UW Systems from February 1, 1998 and our company from December, 1998. Both appointments concluded on February 22, 2000.
(6) In accordance with the rules of the SEC, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of $50,000 or 10% of any named executive officer's salary and bonus.

     At the end of 2001, the named executive officers held restricted stock of our company as follows. The value of these holdings is calculated at $0.35, which was the price of our stock on December 31, 2001.


                      Restricted shares held     Value of restricted shares held
                      ----------------------     -------------------------------
John Robertson               622,065                      $217,723
Mark Godsy                 2,444,928                      $855,725
William Brogdon                    0                      $      0

     As of December 31, 2001, Mark Godsy also owned 307,151 unrestricted shares for a total of 2,752,079 shares.

                              OPTION GRANTS IN 2001

     Option/SAR Grants in Last Fiscal Year

                                  Option Grants

Individual Grants
--------------------------------------------------------------------------------------------------
(a)               (b)                       (c)                     (d)                (e)
                                            % of Total
                  Number of Securities      Options/SARs Granted
                  Underlying Options/SARs   to Employees in Fiscal  Exercise or Base    Expiration
Name              Granted (#)               Year*                   Price ($/Sh)           Date
--------------------------------------------------------------------------------------------------
John Robertson,        100,000(2)                   6.1%                  $0.17         Dec. 31, 2005
 Chief Executive
 Officer
Mark Godsy,              5,000(3)                   0.3%                  $0.17         June 30, 2006
 Chief Executive
 Officer
------------------------

(1) The denominator (of 1,629,500) was arrived at by calculating the net total number of new options awarded during the year.
(2) John Robertson received 100,000 options at $0.51 (time-based vesting) on February 6, 2001. These options were re-priced on December 11, 2001 to $0.17.
(3) Mark Godsy received 5,000 options at $0.38 (time-based vesting) on June 22, 2001. These options were re-priced on December 11, 2001 to $0.17.


                          FISCAL YEAR-END OPTION VALUE

     The following table presents the value of unexercised options held as of December 31, 2001 by each of the named executive officers appearing in the Summary Compensation Table in this section. None of these named executive officers exercised any of their options in 2001. Mr. Brogdon held no options as of December 31, 2001.


                        Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

                                                Aggregated Options Exercised
                                     During the Financial Year Ended December 31, 2001
                                            and Financial Year-End Option Values
---------------------------------------------------------------------------------------------------------------------
          Name               Securities     Aggregate        Unexercised Options       Value of Unexercised in the
                            Acquired on       Value             At FY-End (#)            Money-Options at FY-End
                            Exercise (#)   Realized ($)        Exercisable(2)/               ($) Exercisable/
                                                                Unexercisable               Unexercisable (1)

---------------------------------------------------------------------------------------------------------------------
John Robertson,            Nil             Nil           206,250 (exercisable)         $72,188 (exercisable)
Chief Executive Officer                                  168,750 (unexercisable)       $59,063 (unexercisable)

Mark Godsy,                Nil             Nil           84,166 (exercisable)         $29,458 (exercisable)
Chief Executive Officer                                  120,834 (unexercisable)      $42,292 (unexercisable)
---------------------------------------------------------------------------------------------------------------------
(1)  Based on NASD OTCBB closing price of $0.35 on December 31, 2001.

Compensation of Directors

     Our directors do not receive salaries or fees for serving as directors, nor do they receive any compensation for attending meetings of the Board of Directors or serving on committees of the Board of Directors. We may, however, determine to compensate its directors in the future. Directors are entitled to reimbursement of expenses incurred in attending meetings. In addition, our directors are entitled to participate in our stock option plan. We have adopted a policy whereby members of the Board of Directors receive initial grants of options upon appointment or upon adoption of the policy, as follows:

          Chairman                                200,000 options
          Director (other than Chairman)          75,000 options
          Compensation Committee                  5,000 options
          Audit Committee                         5,000 options
          Options Committee                       2,500 options

Employment Agreements

     There are no employment agreements between us or any of our subsidiaries and William Brogdon or Mark Godsy. We had an employment agreement with John Robertson, dated November 16, 2000, which was replaced with a consulting agreement on February 1, 2001 and further replaced with a five year employment agreement dated November 1, 2001. Mr. Robertson is entitled to, amongst other things, an annual salary of Cdn $190,000 ($119,700) reviewable annually, with such increases as we deem appropriate. Mr. Robertson is also entitled to options to purchase up to 375,000 shares of our common stock, benefits that are ordinarily made available to our employees, and the reimbursement of reasonable job-related expenses.

     Repricing of Options

     Report on Repricing of Options - December 22, 2000

     On December 22, 2000, our Board of Directors determined that it was in the best interest of the corporation to reprice issued and outstanding stock options held by our employees, officers and directors. Our Board of Directors approved a stock option repricing program effective December 27, 2000. Under the program, each holder of stock options (employed by us at that time) granted under our Stock Option Plan, including options held by directors and officers, was entitled to exchange their existing stock option for a repriced stock option to purchase the same number of shares at an exercise price of $0.38 per share. The new exercise price was equal to the then market price of $0.38 per share of common stock. Other than the lower exercise price, each repriced stock option under the repricing program has terms substantially equivalent to the terms of the original grant, including the same vesting terms, number of shares and expiration date. Options to purchase a total of 2,406,458 shares of common stock were eligible to participate in the program, all of which were repriced. The Board of Directors approved the stock option repricing program as a result of the significant reduction in the price of our common stock in fiscal 2000. The Board determined that our existing stock options no longer provided meaningful incentive to the option holders to remain in our employ and to maximize shareholder value. The existing stock options had exercise prices of $1.00 to $5.00 per share, which exercise price exceeded the trading prices of our common stock prior to the date the option repricing program was approved. The Board determined that the exchange of new stock options with a lower exercise price for our existing stock options would once again provide incentive to our officers, directors and employees to continue to provide services to us and to maximize shareholder value.

     For financial reporting purposes, the repriced options will be accounted for as variable plan options with increases in the market price of the underlying common stock reflected as compensation expense until the options are exercised, expire or are forfeited.

     The following named executive officers held the following options that were repriced:


Name              Number of securities    Exercise Price under      Reprice
                  underlying options        Original Grant       Exercise Price
---------------   ------------------        --------------       --------------
John Robertson         200,000                  $1.00                $0.38
Mark Godsy             500,000                  $2.06                $0.38


(1) Mr. Godsy received 500,000 options exercisable at $2.06 per share. These options were renounced under the repricing program in return for 200,000 options exercisable at $0.38 per share.


         Report on Repricing of Options - December 11, 2001

         On December 11, 2001, our Board of Directors determined that it was in the best interest of the corporation to reprice issued and outstanding stock options held by most of our employees, officers and directors. Our Board of Directors approved a stock option repricing program effective December 11, 2001. Under the program, each eligible holder of stock options (employed by us for the majority of the period between July 1, 2001 and December 11, 2001) granted under our Stock Option Plan, including options held by directors and officers, was entitled to exchange their existing stock option for a repriced stock option to purchase the same number of shares at an exercise price of $0.17 per share. The new exercise price was equal to the then market price of $0.17 per share of common stock. Other than the lower exercise price, each repriced stock option under the repricing program has terms substantially equivalent to the terms of the original grant, including the same vesting terms, number of shares and expiration date. Options to purchase a total of 4,253,250 shares of common stock were eligible to participate in the program, all of which were repriced. The Board of Directors approved the stock option repricing program as a result of the significant reduction in the price of our common stock in fiscal 2001. The Board determined that our existing stock options no longer provided meaningful incentive to the option holders to remain in our employ and to maximize shareholder value. The eligible existing stock options had exercise prices of $0.38 to $1.00 per share, which exercise price exceeded the trading prices of our common stock prior to the date the option repricing program was approved. The Board determined that the exchange of new stock options with a lower exercise price for our existing stock options would once again provide incentive to our officers, directors and employees to continue to provide services to us and to maximize shareholder value.

         For financial reporting purposes, the repriced options will be accounted for as variable plan options with increases in the market price of the underlying common stock reflected as compensation expense until the options are exercised, expire or are forfeited.


         The following named executive officers held the following options that were repriced:


Name              Number of securities    Exercise Price under      Reprice
                  underlying options        Original Grant       Exercise Price
---------------   ------------------        --------------       --------------
John Robertson         375,000                  $0.38                $0.17
Mark Godsy             205,000                  $0.38                $0.17

        FINANCIAL STATEMENTS FOR THE NINE MONTH AND THREE MONTH PERIODS
                           ENDING SEPTEMBER 31, 2001
                                  (UNAUDITED)

                           UNITY WIRELESS CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           (expressed in U.S. dollars)
                                  (UNAUDITED)

                                                                                  Sept. 30         Dec. 31
                                                                                    2001             2000
-----------------------------------------------------------------------------------------------------------
                                                                                 (unaudited)       (Note 1)
                                                                                        $               $
ASSETS
Current assets
Cash and cash equivalents                                                         800,307        2,002,084
Restricted cash (note 3)                                                           80,000          100,000
Accounts receivable (less allowance for doubtful accounts
   of $21,880 in 2001 and $4,245 in
2000)                                                                             400,604          232,591
Loan receivable                                                                    51,722          204,434
Government grant receivable                                                        37,111           13,905
Inventory (note 2)                                                                423,253          463,412
Prepaid expenses                                                                   26,343           14,309
Other receivable                                                                   31,191           61,500
-----------------------------------------------------------------------------------------------------------
                                                                                1,850,531        3,092,235

      Equipment, net                                                              232,830          221,651
      Goodwill                                                                    787,946          926,995
-----------------------------------------------------------------------------------------------------------
                                                                                2,871,307        4,240,881
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank indebtedness (note 3)                                                        240,156          276,811
Accounts payable and accrued liabilities (note 4)                                 650,065          728,807
Loans payable                                                                      74,451           42,312
Product warranty                                                                   31,705          623,497
-----------------------------------------------------------------------------------------------------------
                                                                                  996,377        1,671,427

   Loans payable                                                                        -          115,781
-----------------------------------------------------------------------------------------------------------
Total liabilities                                                                 996,377        1,787,208
-----------------------------------------------------------------------------------------------------------
Stockholders' Equity
 Common stock, $0.001 par value 100,000,000 authorized,
    25,768,153 (2000 - 25,743,153) issued and outstanding                          25,768           25,743
 Additional paid-in capital                                                    13,343,824       13,251,498
 Deferred stock compensation                                                            0          (89,719)
 Accumulated deficit                                                          (11,638,022)     (10,732,275)
 Other accumulated comprehensive gain (loss)                                      143,360           (1,574)
-----------------------------------------------------------------------------------------------------------
                                                                                1,874,930        2,453,673
-----------------------------------------------------------------------------------------------------------
                                                                                2,871,307        4,240,881
-----------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities (note 10)

See accompanying notes to consolidated financial statements

                           UNITY WIRELESS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND COMPREHENSIVE INCOME (LOSS)
                           (expressed in U.S. dollars)

                                   (Unaudited)


                                                                  Three months ended September 30    Nine months ended September 30
                                                                         2001           2000             2001            2000
Net sales                                                              972,037             0          2,935,543               0
Cost of goods sold (3 months data includes stock-based
 compensation expenses $nil in 2001 and $nil in 2000;
 9 months data includes stock-based compensation (recovery)
 expense $(350) in 2001 and $ nil in 2000)                             632,979             0          2,015,781               0
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       339,058             0            919,762               0
-----------------------------------------------------------------------------------------------------------------------------------
Expenses:
Research and development (3 months data includes stock-based compensation expenses $3,558 in 2001 and $nil in 2000;
  9 months data includes stock-based compensation expense
  $37,543 in 2001 and $nil in 2000)                                    213,647             0            526,530               0
Sales and marketing (3 months data includes stock-based
  compensation expenses $(7,636) in 2001 and $nil in 2000;
  9 months data includes stock-based compensation expense
  $18,261 in 2001 and $nil in 2000)                                    116,050             0            296,722               0
Government grant                                                       (37,908)            0            (37,908)              0
Depreciation and amortization                                           74,382         5,357            215,865          11,159
Exchange (gain) loss                                                    (5,661)            0            (80,979)              0
Interest expense                                                         1,222         4,846              3,441          17,673
General and administrative (3 months data includes stock-based compensation expenses $(45,606) in 2001 and $659,111 in 2000;
  9 months data includes stock-based compensation expense
  $119,577 in 2001 and $659,111 in 2000)                               388,703     1,020,841          1,224,053       1,625,190
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       750,435     1,031,044          2,147,724       1,654,022
-----------------------------------------------------------------------------------------------------------------------------------

Operating loss for the period                                         (411,377)   (1,031,044)        (1,227,962)     (1,654,022)
Interest income                                                          7,993        49,152             42,632         106,413
Other income                                                             2,801             0             12,079              56
Provision for income taxes                                                   0             0                  0               0
-----------------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations                                       (400,583)     (981,892)        (1,173,251)     (1,547,553)
-----------------------------------------------------------------------------------------------------------------------------------
Gain (loss) from discontinued operations (note 5)                            0      (398,477)           267,504      (1,560,284)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Loss for the period                                                   (400,583)   (1,380,369)          (905,747)     (3,107,837)

Comprehensive income (loss):
Loss for the period                                                   (400,583)   (1,380,369)          (905,747)     (3,107,837)
Currency translation adjustment                                         28,106        57,610            144,934         107,425
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive loss                                                 (372,477)   (1,322,759)          (760,813)     (3,000,412)
-----------------------------------------------------------------------------------------------------------------------------------
Basic and diluted loss per common share (note 6):
  Continuing operations                                                 (0.016)       (0.041)            (0.046)         (0.071)
  Discontinued operations                                                    -        (0.017)             0.010          (0.072)
-----------------------------------------------------------------------------------------------------------------------------------
Basic and diluted loss per common share                                 (0.016)       (0.058)            (0.036)         (0.143)
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

                           UNITY WIRELESS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (expressed in U.S. dollars)
                                   (Unaudited)



                                                                              Nine months ended September 30
                                                                                 2001               2000
Operating activities:
  Loss for period                                                              (905,747)        (3,107,837)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Amortization of patents                                                         -             40,136
      Depreciation of equipment                                                  76,816             11,159
      Amortization of goodwill                                                  139,049                  -
      Write down of inventory                                                         -            282,416
      Shares issued for service                                                   7,000             49,390
      Stock based compensation                                                  175,031            726,242
  Changes in non-cash working capital relating to operations:
      Accounts receivable                                                      (168,013)           (29,463)
      Government grant receivable                                               (23,206)             2,417
      Investment tax credit receivable                                                -            123,245
      Inventory                                                                  40,159            (29,224)
      Prepaid expenses                                                          (12,034)           (66,964)
      Accounts payable and accrued liabilities                                  (78,742)          (169,199)
      Deferred revenue                                                                -            301,080
      Income taxes payable                                                            -             17,729
      Product warranty                                                         (591,792)            31,066
-------------------------------------------------------------------------------------------------------------
  Net cash used in operating activities                                      (1,341,479)        (1,817,807)

Investing activities:
  Short term deposits                                                                 -           (300,000)
  Acquisition of equipment                                                      (99,290)          (145,810)
  Decrease in patents                                                                 -             14,932
  Other receivables                                                              30,309                  -
-------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                         (68,981)          (430,878)

Financing activities:
  Repayment of loan receivable                                                  152,712                  -
  Restricted cash                                                                20,000                  -
  Repayment of bank  indebtedness                                                     -            (18,220)
  Bank overdraft                                                                (36,655)                 -
  Repayment of loan payable                                                     (83,642)          (515,533)
  Proceeds from loan payable                                                          -            496,463
  Cash proceeds from issued and to be issued common shares                            -          5,775,000
-------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                      52,415          5,737,710

Effect of foreign exchange rate changes on cash and cash equivalents            156,268            107,484

Increase (decrease) in cash                                                  (1,201,777)         3,596,509

Cash, beginning of period                                                     2,002,084             32,970

Cash, end of period                                                             800,307          3,629,479


See accompanying notes to consolidated financial statements

                           UNITY WIRELESS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1. The accompanying interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete set of annual financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ending September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

For further information, refer to the consolidated financial statements and footnotes thereto included in Unity Wireless Corporation's annual report on Form 10-KSB for the year ended December 31, 2000 and the Company's report on Form 10-QSB for the quarters ended March 31, 2001 and June 30, 2001.

The Company's ability to realize the carrying value of its assets is dependent on achieving profitable operations, and continuing development of new technologies, the outcome of which cannot be predicted at this time. Accordingly, the Company will require for the foreseeable future ongoing capital infusions in order to continue its operations, fund its research and development activities, and ensure orderly realization of its assets at their carrying values. There can be no assurance that adequate capital infusion will be available.


2.   Inventory:

The components of inventory consist of the following:

                                                 September 30       December 31
                                                    2001                2000
                                                      $                   $
--------------------------------------------------------------------------------
Raw materials                                    313,622              248,863
Work in progress                                  60,535              195,504
Finished goods                                    49,096               19,045
--------------------------------------------------------------------------------
                                                 423,253              463,412
--------------------------------------------------------------------------------


3.   Bank indebtedness:

The Company has a $79,263 ($Cdn 125,000) demand revolving loan with HSBC Bank Canada Inc. with an interest rate of Canadian prime plus 0.25% per annum. The loan is secured by a $80,000 term deposit with the HSBC Bank Canada Inc.

Canadian bank prime rate at September 30, 2001 was 5.25 %.

                                 UNITY WIRELESS
                                   CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



On May 1, 2001, the Company replaced an existing demand revolving loan with Royal Bank of Canada with the demand revolving loan from HSBC Bank Canada Inc.


4.   Accounts payable and accrued liabilities:

                                               September 30       December 31
                                                  2001                2000
                                                    $                   $
--------------------------------------------------------------------------------
Trade accounts payable                           492,986            468,866
Accrued liabilities                              157,075            259,941
--------------------------------------------------------------------------------
                                                 650,061            728,807
--------------------------------------------------------------------------------

5.   Loss from discontinued operations:

During 2001, the Company focused mainly on designing, developing and marketing high power linear RF amplifiers after it completed the sale of UW Integration Inc. (intelligent transportation systems) on December 30, 2000.

On October 6, 2000, the Company also disposed of its acoustic emergency traffic preemption business to Traffic Systems LLC ("Traffic Systems"), an Arizona corporation. The Company sold or licensed substantially all of its assets and undertaking involved in its acoustic emergency traffic preemption business. As consideration, the Company received a 37% interest in the purchaser, Traffic Systems, and was entitled to receive up to $2,000,000, subject to certain upward adjustments, payable in quarterly installments equal to 10% of the gross profits of Traffic Systems for the relevant quarter. The Company did not record the $2,000,000 consideration as it was contingent on Traffic Systems generating gross profits. The Company also wrote off its investments in Traffic Systems as of December 31, 2000 because of uncertainty with regard to future operations, profitability and cash flow of Traffic Systems. Since the Company had a 37% interest in Traffic Systems over which it could exert significant influence, the sale of acoustic business was not considered to be discontinued operations. On April 30, 2001, the Company disposed of its 37% interest in Traffic System and all remaining intellectual property related to the acoustic business and in return the purchaser assumed the warranty liability related to Acoustic business. The warranty as at September 30, 2001 was estimated to be $nil. As a result, the Company has no direct or indirect continuing interest in the acoustic business. For the nine months ended September 30, 2001, the income from operations prior to the disposition of the Sonem business was $49,538.

On June 12, 2001, the Company also disposed of its last non-amplifier operation, the Unilinx business, to Horton Automation Inc. ( "Horton"), a British Columbia, Canada corporation. The Company sold all of its assets and undertakings involved in the Unilinx business. The assets involved include inventory, equipment and intellectual property of the business. The purchase

                           UNITY WIRELESS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



price is being paid over time on a percentage of future sales basis within a period of two years until June 12, 2003. The Company has not recorded the consideration as it is contingent on Horton generating sales for the Unilinx product. Consequently the Company recorded a loss of $165,125 on the disposition of the Unilinx business. For the nine months ended September 30, 2001, the income from operations prior to the disposition of the Unilinx business was nil and the loss on disposition of the business was $165,125.

6.   Earnings per share data:

The  following  table sets forth the  computation  of basic and  diluted  income
(loss) per common share:

                                                                  Three months ended September 30    Nine months ended September 30
                                                                      2001            2000              2001               2000
     Numerator
     Loss from continuing operations ($)                            (400,583)       (981,892)       (1,173,251)        (1,547,553)
     Gain (Loss) from discontinued operations ($)                          -        (398,477)          267,504         (1,560,284)
-----------------------------------------------------------------------------------------------------------------------------------
     Loss for period ($)                                            (400,583)     (1,380,369)         (905,747)        (3,107,837)

     Denominator
     Weighted average number of common shares outstanding         25,768,153      24,801,182        25,752,402         23,165,809
     Adjusted                                                              -        (948,370)         (128,205)        (1,386,241)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  25,768,153      23,852,812        25,624,197         21,779,568
     Basic and diluted income (loss) per common share  ($):
        Continuing operations                                         (0.016)         (0.041)           (0.046)            (0.071)
        Discontinued operations                                            -          (0.017)            0.010             (0.072)
-----------------------------------------------------------------------------------------------------------------------------------
     Basic and diluted loss per common share ($)                      (0.016)         (0.058)           (0.036)            (0.143)


For the 9-month period ended September 30, 2001, all of the Company's common shares issuable upon the exercise of stock options and warrants were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

                           UNITY WIRELESS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


7.   Stock Option Plan:

During the year ended December 31, 1998 the Company established a stock option plan pursuant to which 3,000,000 common shares were reserved for issuance. This plan was replaced on December 6, 1999, by a new stock option plan pursuant to which 5,000,000 common shares were reserved for issuance. On July 5, 2000 the shareholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock previously issued under the plan. As of September 30, 2001 this maximum number was 6,442,038.

Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

                                       Outstanding options


                                           Shares available    No. of common      Weighted average
                                            under option      shares issuable      exercise price
--------------------------------------------------------------------------------------------------
Balance, December 31, 2000                    1,981,123         4,454,666               0.77
Options granted                              (1,668,667)        1,668,667               0.45
Options expired                               1,922,583        (1,922,583)              1.19
Change in number of authorized options            6,249
--------------------------------------------------------------------------------------------------
Balance, September 30, 2001                   2,241,288         4,200,750               0.45
--------------------------------------------------------------------------------------------------


8.   Segmented information:

a.   Segment information:

During the 9 months ended September 30, 2001 the Company was operating only in the wireless product segment.

b.   Geographic information ($000):

Substantially all assets and operations are in Canada. A summary of sales by region is as follows:

                                             Nine months ended September 30,
-----------------------------------------------------------------------------
                                                2001                  2000
-----------------------------------------------------------------------------
         Korea                           $     2,733              $       -
         Canada                                   13                      -
         United States                           190                      -
-----------------------------------------------------------------------------
         Total sales                     $     2,936              $       -
-----------------------------------------------------------------------------

                           UNITY WIRELESS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


c.   Major customers ($000):

The approximate sales to major customers is as follows:

                                             Nine months ended September 30,
-----------------------------------------------------------------------------
                                                2001                  2000
-----------------------------------------------------------------------------
Customer A                                   $ 1,509                $     -
Customer B                                       851                      -
-----------------------------------------------------------------------------

9.   Warrants:

Under the consulting agreement between the Company and Mueller & Company, Inc. and Ideas Inc. ("Mueller and Ideas") dated as of July 1, 2000, 500,000 shares of common stock were issuable to Mueller and Ideas upon exercise of warrants at $2.06 per share. On January 1, 2001, the Company and Mueller and Ideas agreed to modify this agreement such that the number of warrants was reduced to 200,000 and the exercise price was reduced to $0.38. On April 1, 2001 Mueller and Ideas agreed to provide additional services under the consulting agreement. The Company agreed to increase the number of warrants by 300,000, with the additional warrants exercisable into shares of common stock at a price of $0.29. These warrants were valued using fair market value under FAS 123.

10.  Commitments and contingent liabilities:

a.   Lease commitments

The Company has the following future minimum lease commitments for premises and equipment:

                                                        $000
                                                        ----
             2001                                       105
             2002                                       199
             2003                                        85
             2004                                        82
             2005                                        53

b. Legal proceedings

The Company is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an optionholder seeking a declaration that certain options to purchase shares in the common stock of the Company held by it have a term of unlimited duration.

The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management, based on advice of counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Company.

11. Subsequent events:

a. Further to Note 7 above, in October 2001, the Company granted further 70,000 stock options to newly hired engineering staff.

                    FINANCIAL STATEMENTS FOR THE YEARS ENDED
                           DECEMBER 31, 2000 AND 1999



       Independent Auditors Report ......................................F-1

       Balance Sheet ....................................................F-3

       Statement of Operations ..........................................F-4

       Statement of Shareholders' Deficit ...............................F-5

       Statement of Cash Flows ..........................................F-6

       Notes to Financial Statements ....................................F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Unity Wireless Corporation


We have audited the accompanying consolidated balance sheet of Unity Wireless Corporation (formerly Sonic Systems Corporation) as of December 31, 2000 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements as of and for the year ended December 31, 1999 were audited by other auditors whose report thereon dated March 3, 2000 expressed an unqualified opinion on those statements, before the retroactive restatement for discontinued operations as described in note 5 to the financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unity Wireless Corporation and subsidiaries as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue on a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also audited adjustments for the discontinued operations as described in note 5 that were applied to restate the 1999 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.


/s/ KPMG LLP

Chartered Accountants
Vancouver, Canada
March 2, 2001, except as to note 4 which is as of April 30,2001 and note 5 which is as of June 12, 2001

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Sonic Systems Corporation


We have audited the accompanying consolidated balance sheet of Sonic Systems Corporation and subsidiaries as of December 31, 1999 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended, before the retroactive
restatement  for  discontinued   operations  as  described  in  note  5  to  the
consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 financial statements (before the retroactive restatement discussed in the introductory paragraph) referred to above present fairly, in all material respects, the consolidated financial position of Sonic Systems Corporation as of December 31, 1999, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

Chartered Accountants
Vancouver, Canada
March 3, 2000

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Consolidated Balance Sheets
(Expressed in U.S. dollars)

December 31, 2000 and 1999
================================================================================


                                                                                     2000                 1999
-------------------------------------------------------------------------------------------------------------------
Assets

Current assets:
     Cash and cash equivalents                                             $    2,002,084         $     32,970
     Restricted cash (note 13(b))                                                 100,000                    -
     Accounts receivable (less allowance for doubtful accounts of
       $4,245 in 2000 and nil in 1999)                                            232,591               26,191
     Loan receivable (note 7)                                                     204,434                    -
     Government grant receivable                                                   13,905               25,794
     Investment tax credit receivable                                                   -              123,245
     Inventory (note 8)                                                           463,412              529,528
     Prepaid expenses                                                              14,309               11,003
     Related party advances (note 10)                                                   -               10,024
     Other receivable (note 5)                                                     61,500                    -
-------------------------------------------------------------------------------------------------------------------
                                                                                3,092,235              758,755

Equipment, net (note 9)                                                           221,651               49,664
Goodwill (note 6)                                                                 926,995                    -
Patents, net (notes 4 and 11)                                                           -              493,407
-------------------------------------------------------------------------------------------------------------------
                                                                           $    4,240,881         $  1,301,826
-------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current liabilities:
     Bank indebtedness                                                     $      276,811         $     18,220
     Accounts payable and accrued liabilities (note 12)                           728,807              455,677
     Loans payable (note 13)                                                       42,312              277,664
     Product warranty (note 3(n))                                                 623,497               19,670
-------------------------------------------------------------------------------------------------------------------
                                                                                1,671,427              771,231

Loans payable (note 13)                                                           115,781                    -
Product warranty (note 3(n))                                                            -               49,616
-------------------------------------------------------------------------------------------------------------------
                                                                                1,787,208              820,847
Stockholders' equity:
     Common stock, $0.001 par value 100,000,000 authorized, 25,743,153
       (1999 - 20,588,725) issued and outstanding                                  25,743               20,589
     Additional paid-in capital                                                13,251,498            5,909,624
     Deferred stock compensation                                                  (89,719)                   -
     Accumulated deficit                                                      (10,732,275)          (5,413,642)
     Other accumulated comprehensive loss                                          (1,574)             (35,592)
-------------------------------------------------------------------------------------------------------------------
                                                                                2,453,673              480,979
-------------------------------------------------------------------------------------------------------------------
                                                                           $    4,240,881         $  1,301,826
-------------------------------------------------------------------------------------------------------------------

Commitments (note 15)
Subsequent events (note 18)
Contingent liabilities (note 19)


See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Consolidated Statements of Operations and Comprehensive Loss
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================



                                                                                   2000              1999
--------------------------------------------------------------------------------------------------------------
Net sales                                                                   $     474,003       $          -
Cost of goods sold                                                                364,423                  -
--------------------------------------------------------------------------------------------------------------
                                                                                  109,580                  -
Expenses:
     Sales and marketing                                                           10,745                  -
     Depreciation and amortization                                                  2,024             13,428
     Exchange gain                                                                 (3,036)           (96,393)
     Interest expense                                                                 659             20,571
     General and administrative (includes stock-based
       compensation $354,426 in 2000 and nil in 1999)                           1,952,469            427,491
--------------------------------------------------------------------------------------------------------------
                                                                                1,962,861            365,097
--------------------------------------------------------------------------------------------------------------
Operating loss for the year                                                    (1,853,281)          (365,097)

Interest income                                                                     3,855                  -

Other income                                                                       10,217
--------------------------------------------------------------------------------------------------------------
Loss from continuing operations                                                (1,839,209)          (365,097)

Discontinued operations:
     Loss from discontinued operations (note 5)                                (3,479,424)        (1,660,004)
--------------------------------------------------------------------------------------------------------------
Loss for the year                                                           $  (5,318,633)      $ (2,025,101)
--------------------------------------------------------------------------------------------------------------
Comprehensive loss:
     Loss for the year                                                      $  (5,318,633)      $ (2,025,101)
     Currency translation adjustment                                               34,018            (43,890)
--------------------------------------------------------------------------------------------------------------
Comprehensive loss                                                          $  (5,284,615)      $ (2,068,991)
--------------------------------------------------------------------------------------------------------------
Basic and diluted loss per common share (note 14(c)):
     Continuing operations                                                  $       (0.08)      $      (0.03)
     Discontinued operations                                                        (0.15)             (0.12)
--------------------------------------------------------------------------------------------------------------
                                                                            $       (0.23)      $      (0.15)
--------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Consolidated Statements of Stockholders' Equity
(Expressed in U.S. dollars)
================================================================================


                                                   Common                                                     Other
                                                    stock    Additional       Deferred                   accumulated          Total
                                     Common    issued and       paid-in          stock    Accumulated  comprehensive  stockholders'
                                      stock   outstanding       capital    compensation       deficit   (loss)income         equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998        19,589,368    $  19,589    $ 4,274,104     $       -   $ (3,388,541)     $   8,298     $  913,450

Issued for services rendered          6,500            7         12,993             -              -              -         13,000
Issued for cash pursuant to
 private placement, net of
 share issue costs of $151,480      992,857          993      1,622,527             -              -              -      1,623,520

Loss for the year                         -            -              -             -     (2,025,101)             -     (2,025,101)
Currency translation adjustment           -            -              -             -              -        (43,890)       (43,890)
-----------------------------------------------------------------------------------------------------------------------------------

Balance December 31, 1999        20,588,725       20,589      5,909,624             -     (5,413,642)       (35,592)       480,979

Issued for debt settlement           65,000           65        117,903             -              -              -        117,968
Issued for services rendered
 (note 14(a))                       254,428          254        142,886             -              -              -        143,140
Issued pursuant to private
  placement                       3,850,000        3,850      5,771,150             -              -              -      5,775,000
Issued for cost of share
 issuance (note 14(a))              285,000          285        427,215             -              -              -        427,500
Share issue costs                         -            -       (427,500)            -              -              -       (427,500)
Shares issued on acquisition
  of Ultratech                      700,000          700        538,300             -              -              -        539,000
Compensation expense of
 options and warrants                     -            -        682,201             -              -              -        682,201
Deferred stock compensation               -            -         89,719       (89,719)             -              -              -
Loss for the year                         -            -              -             -     (5,318,633)             -     (5,318,633)
Currency translation
 adjustment                               -            -              -             -              -         34,018         34,018
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000        25,743,153    $  25,743    $13,251,498     $ (89,719)  $(10,732,275)       $(1,574)    $2,453,673
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================

                                                                                     2000                 1999
-------------------------------------------------------------------------------------------------------------------
Operating activities:
     Loss for the year                                                       $ (5,318,633)        $ (2,025,101)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
         Amortization of patents                                                   66,657               56,693
         Depreciation of equipment                                                 12,578               13,428
         Write down of assets and investment                                      581,800                    -
         Shares issued for services rendered (note 14(a))                         143,140               13,000
         Asset disposed for services                                                    -                3,319
         Stock based compensation                                                 682,201                2,000
         Loss on sale of business (note 5)                                         80,726                    -
     Changes in non-cash working capital relating to operations:
         Accounts receivable and government grant receivables                    (146,824)             199,569
         Investment tax credit receivable                                         123,245               86,727
         Inventory                                                                 27,224             (328,677)
         Prepaid expenses                                                         (13,283)               3,382
         Accounts payable and accrued liabilities                                 109,129              178,678
         Product warranty                                                         554,211               36,676
-------------------------------------------------------------------------------------------------------------------
     Net cash used in operating                                                (3,097,829)          (1,760,306)

Investing activities:
     Acquisition of equipment                                                    (200,941)             (11,079)
     Increase in patents                                                           (5,050)             (50,020)
     Related party advances                                                        10,024              (10,024)
     Sale of business, net cash and cash equivalents disposed of (note 5)        (314,990)                   -
-------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by investing activities                         (510,957)             (71,123)

Financing activities:
     Advance of loan                                                             (204,434)                   -
     Bank overdraft                                                               115,001               18,220
     Restricted cash (note 13(b))                                                (100,000)                   -
     Repayment of loan payable                                                    (49,603)          (1,371,159)
     Proceeds from loan payable                                                         -            1,381,184
     Cash proceeds on issuance of common shares                                 5,775,000            1,775,000
     Share issue costs                                                                  -             (151,480)
-------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                  5,535,964            1,651,765

Effect of foreign exchange rate changes on cash and cash equivalents               41,936              (43,890)
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash                                                     1,969,114             (223,554)

Cash, beginning of year                                                            32,970              256,524
-------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                            $  2,002,084         $     32,970
-------------------------------------------------------------------------------------------------------------------
Supplementary information:
     Cash paid for:
         Interest                                                            $     26,749         $     14,332
         Income taxes                                                                   -                    -
     Non-cash financing and investing activities:
         Shares issued in acquisition of business (note 6)                        539,000                    -
         Shares issued for services rendered                                      143,140               13,000
         Shares issued on settlement of debt                                      117,968                    -
         Share issue cost (note 14(a))                                            427,500                    -
         Sale of assets for 37% interest in Traffic Systems (note 4)              150,000                    -
         Receivable on sale of business (note 5)                                   61,500                    -
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


1.   Nature of business:

     Unity Wireless Corporation (the "Corporation") was incorporated in Delaware on October 1, 1998 under the name Sonic Systems Corporation ("Sonic Delaware"). Sonic Delaware changed its name to Unity Wireless Corporation on July 17, 2000. The Corporation is a designer, developer and manufacturer of wireless technologies and products for a broad range of industrial and commercial applications. The Corporation's business has two primary product focuses: its Ultratech high power linear radio frequency (RF) amplifiers and its UniLinx(TM) wireless communications modem card. Ultratech high power linear RF amplifiers are used in both mobile and fixed wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging and WLL (Wireless Local Loop) frequencies. The UniLinx(TM) wireless communications card is a multi-purpose wireless data communications card that allows the sending and receiving of data to and from remote locations, offering secure end-to-end wireless communication between a host application and various remote devices.


2.   Future operations:

     The Corporation is continuing to develop its products and markets, accordingly during the year ended December 31, 2000 it incurred a loss of $5,318,633 (1999 - $2,025,101) and used cash from operations of $3,097,829
     (1999 - $1,760,306). Operations to date have been primarily financed by equity.

     These financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Operations to date have been primarily financed by long-term debt and equity transactions. The Corporation's future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and shareholders, and, ultimately, the achievement of profitable operations. There can be no assurances that the Corporation will be successful. If it is not, the Corporation will be required to reduce operations or liquidate assets. The Corporation will continue to evaluate its projected expenditures relative to its available cash and to seek additional means of financing in order to satisfy its working capital and other cash requirements. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Corporation be unable to continue as a going concern.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


3.   Significant accounting policies:

     (a)  Principles of consolidation:

          The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Unity Wireless Systems Corp., ("Unity Systems") 321373 B.C. Ltd. (British Columbia, Canada), and Unity Wireless Integration Inc. (Washington State, USA). The Statement of Operations and Comprehensive Loss also includes the accounts of Unity Wireless Singapore from April 1 (date of incorporation), to December 30, 2000. All significant intercompany accounts and transactions have been eliminated.

          The Corporation accounts for its investment in companies in which it has significant influence by the equity method. The Corporation's proportionate share of income (loss) as reported, net of amortization of the excess purchase price over the net assets acquired, is included in income and is added (deducted from) the cost of the investment.

          On December 31, 2000 the Corporation amalgamated three Canadian subsidiaries: Unity Wireless Systems Corp., Ultratech Linear Solutions Inc., and 568608 B.C. Ltd., with Unity Wireless Systems Corp. the surviving entity.

     (b)  Use of estimates:

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, particularly the recoverability of property and equipment, goodwill patents and liabilities particularly product warranty and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     (c)  Financial instruments:

          At December 31, 2000, the Corporation has the following financial instruments: cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, and loans payable (1999 - cash and cash equivalents, accounts receivables, other receivables, investment tax credit receivable, accounts payable and accrued liabilities and loans payable). The carrying value of these financial instruments is considered to approximate fair value based on their short-term nature.

     (d)  Cash and cash equivalents:

          Cash equivalents include short-term deposits, which are all highly liquid securities with a term to maturity of three months or less when acquired. Short-term deposits are valued at cost.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


3.   Significant accounting policies (continued):

     (e)  Inventory:

          Inventory is carried at the lower of cost, determined on an average cost method, and market. Market is considered to be replacement cost for raw materials and net realizable value for work in progress and finished goods. The cost of work in progress and finished goods includes the cost of raw material, direct labour, and an appropriate allocation of related overhead.

     (f)  Equipment:

          Equipment is stated at cost. Depreciation is computed on a declining balance basis over the estimated useful lives of the assets as follows:

          -------------------------------------------------------
          Asset                                            Rate
          -------------------------------------------------------

          Computer equipment and software                   30%
          Furniture and fixtures                            20%
          Production and R&D equipment                      20%
          -------------------------------------------------------

          Leasehold improvements are stated at cost and depreciated over the five-year term of the lease on a straight line basis.

     (g)  Patents:

          Legal costs incurred for the registration of patents have been capitalized. Patent costs are being amortized on a straight-line basis over their legal life of 10 years. If it is determined that undiscounted future cash flows do not exceed the carrying value of the patents, an impairment charge is recorded to the extent that the carrying value exceeds the asset's fair value.

     (h)  Goodwill:

          Goodwill arising on business combinations represents the excess of the purchase price over the fair values of net identifiable assets acquired, and is amortized on a straight-line basis over 5 years. Management periodically reviews the valuation and amortization of goodwill, taking into consideration any events and circumstances which may impair its value. If it is determined that undiscounted future cash flows do not exceed the carrying value of goodwill, an impairment charge is recorded to the extent that the carrying value exceeds the asset's fair value.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


3.   Significant accounting policies (continued):

     (i)  Impairment of long-lived assets:

          The Corporation accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (j)  Income taxes:

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is not more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

     (k)  Advertising costs:

          Advertising costs are expensed as incurred. The Corporation incurred advertising expenses of $19,022 in 2000 and $16,940 in 1999.

     (l)  Foreign currency translation:

          The functional currency of the Corporation and its subsidiaries is the Canadian dollar, while the reporting currency in the consolidated financial statements is the United States dollar. Asset and liability accounts are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenue and expense amounts are translated at the average exchange rate for the year. Gains or losses resulting from this process are recorded in stockholders' equity as an adjustment to other accumulated comprehensive loss.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


3.   Significant accounting policies (continued):

     (m)  Revenue recognition:

          Revenue from products is recognized once a sale arrangement exists, delivery has occurred, the revenue is determinable and collectibility is reasonably assured which is upon later of shipment or when title passes to the customer depending on the contractual terms. The Corporation records deferred revenue when cash is received in advance of the revenue recognition criteria being met.

     (n)  Product warranty:

          A liability for estimated warranty expense is established by a charge against cost of goods sold at the time products are sold. The subsequent costs incurred for warranty claims serve to reduce the product warranty liability. The actual warranty costs the Corporation will ultimately pay could differ materially from this estimate.

     (o)  Investment tax credits:

          Investment tax credits are recorded using the cost reduction method whereby the credits are deducted from the cost of the related assets or expenditures.

          The Corporation earns investment tax credits for qualifying scientific research and development expenditures which are available in future years to reduce income taxes payable. The investment tax credits are recorded when there is a reasonable assurance that the Corporation will have taxable income in the near future.

     (p)  Research and development:

          Research and development costs are expensed as incurred.

     (q)  Stock option plan:

          The Corporation applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25" issued in March 2000, to account for its employee plan stock option grants. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Corporation has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. Stock compensation granted to non-employees is recognized at its fair value as the services are provided and the compensation is earned.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


3.   Significant accounting policies (continued):

     (r)  Net loss per common share:

          The basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. The Corporation has not included potential common shares representing performance shares in the basic loss per share computation. Escrow shares with time-based vesting which are non-contingent returnable are included in the basic loss per share computation. Diluted loss per share is computed using the treasury stock method, giving effect to all dilutive potential common shares that were outstanding during the period except to the extent where anti-dilutive.

     (s)  Comprehensive (loss) income:

          Comprehensive income measures all changes in stockholders' equity excluding capital transactions. For the periods presented, other comprehensive income comprises only foreign currency translation.

     (t)  Recent pronouncements:

          Statement of Financial Accounting Standards No. 133 ("FAS 133") "Accounting Derivative Instruments and Hedging Activities" and Statement of Financial Accounting Standards No. 138 (FAS 138) "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of FAS 133, are effective for the Corporation's fiscal year ending December 31, 2001. These standards require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. The Corporation did not hold any derivative instruments and was not involved in any hedging activities at December 31, 2000.

     (u)  Comparative figures:

          Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

4.   Disposal of Sonem business:

     On October 6, 2000, the Corporation disposed of its acoustic emergency traffic preemption business to Traffic Systems LLC ("Traffic Systems"), an Arizona corporation. Unity Systems sold or licensed substantially all of its assets and undertakings involved in its acoustic emergency traffic preemption business. The assets included equipment, inventory, distribution contracts, customer lists, marketing materials and the goodwill of the business. Unity Systems retained ownership of the intellectual property used in connection with the acoustic emergency traffic preemption business, including software, patents and know-how, other than certain trade marks. The intellectual property was being licensed to Traffic Systems under an intellectual property license agreement dated October 6, 2000. The license was royalty-free and had a term expiring on the earlier of October 5, 2020 and the date of the final payment of the purchase price at which time the intellectual property will be transferred to Traffic Systems.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


4.   Disposal of Sonem business (continued):

     As consideration for the sale of the traffic preemption business, Unity Systems received a 37% interest in the purchaser, Traffic Systems, and was entitled to receive up to $2,000,000, subject to certain upwards adjustments, payable in quarterly installments equal to 10% of the gross profits of Traffic Systems for the relevant quarter. The Corporation did not record the $2,000,000 consideration as it was contingent on Traffic
     Systems generating gross profits. The Corporation also wrote off its investment of $150,000 in Traffic Systems as of December 31, 2000 because of uncertainty with regard to future operations, profitability and cash flows of Traffic Systems.

     The net book value of assets disposed off are as follows:

     Inventory                                             $      150,000
     --------------------------------------------------------------------

     Since the Corporation has a 37% interest in Traffic Systems over which it can exert significant influence, the sale of the Sonem business was not considered at October 6, 2000 to be a discontinued operation.

     Also under the Asset Purchase Agreement, Traffic Systems was responsible for warranty work on Unity Systems' acoustic emergency traffic preemption products already installed, except Unity Systems had advanced $100,000 for costs in connection with such work. Traffic Systems is responsible for any costs in excess of $100,000, but Unity Systems will fund such costs initially and Traffic Systems will reimburse Unity Systems by adding the costs over the initial $100,000 to the $2,000,000 otherwise payable as part of the purchase price. The $100,000 for the initial warranty costs was paid by Unity Systems on closing and is non-refundable regardless of the costs incurred by Traffic Systems.

     On April 30, 2001, the Company disposed of its 37% interest in Traffic System and all remaining intellectual property related to the acoustic business and in return the purchaser assumed the warranty liability related to Acoustic business. The warranty as at June 30, 2001 was estimated to be $383,091. As a result, the Company has no direct or indirect continuing interest in the acoustic business.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


5.   Discontinued operations:

     Effective December 30, 2000, Unity Wireless Integration Corporation ("UWIC"), a wholly owned subsidiary of the Corporation, disposed of all of its assets and obligations, including its 100% shareholding interest in Unity Wireless Integration (S) Pte Ltd., a Singapore company ("UW Singapore") to Lyma Sales & Management Corp. ("Lyma"), a British Columbia, Canada company. Unity Wireless Integration (S) Pte Ltd. commenced its operations during 2000.

     Under the terms of the Asset Purchase Agreement, UWIC sold all its assets in return for $61,500 ($Cdn. 92,000), payable within one year of closing, in equal semi-annual installments of $30,730 ($Cdn. 46,000), plus interest on the unpaid balance at a rate equal to the prime rate of HSBC Canada per annum. Also in consideration of the purchase of assets, Lyma agreed to repay a $37,100 ($Cdn. 54,000) demand loan within ten business days of closing. The loan has been repaid as agreed.

     The disposition price was arrived at through arm's length negotiations and management's determination that the purchase price of $61,500 ($Cdn. 92,000) represented a fair disposition price for the included assets.

     The net book value of assets disposed of are as follows:

     ---------------------------------------------------------------------------
     Cash and cash equivalents                               $      314,990
     Accounts receivable                                             20,396
     Prepaid expenses                                                 9,977
     Equipment                                                       26,178
     Accounts payable                                              (229,315)
     ---------------------------------------------------------------------------
                                                             $      142,226
     ---------------------------------------------------------------------------

     Lyma is wholly-owned by an ex-director of the Corporation who was also responsible for management of the operations of UWIC and its wholly owned subsidiary UW Singapore.

     Net sales and income from discontinued operation for the disposal of Unity Wireless Integration is as follows ($000):

                                                         2000           1999
     ------------------------------------------------------------------------
     Net sales                                      $     383       $      -
     Loss from discontinued operations                     (56)              -
     Loss on disposal of business segment                   -              -
     ------------------------------------------------------------------------

     As discussed in note 4 , on April 30,2001, the Company disposed of its remaining interest in Sonem. As a result, these consolidated financial statements have been retroactively restated to present the results of operations of the Sonem business as a discontinued operation.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


5.   Discontinued operations (continued):

     On June 12, 2001, the Company also disposed of its last non-amplifier operation, the Unilinx business, to Horton Automation Inc. ( "Horton"), a British Columbia, Canada corporation. The Company sold all of its assets and undertakings involved in the Unilinx business. The assets involved include inventory, equipment and intellectual property of the business. The purchase price is being paid over time on a percentage of future sales basis within a period of two years until June 12, 2003. The Company has not recorded the consideration as it is contingent on Horton generating sales for the Unilinx product. Consequently the Company recorded a loss on the disposition of the Unilinx business.

     Therefore, in summary, the loss from discontinued operations presented in the consolidated statements of operations are comprised of the following:

                                                  2000             1999
      Sonem                                     1,619,806        1,660,004
      Unilinx                                   1,803,986             -
      Services (UW Integration)                    55,632             -
                                               -----------      -----------
                                               $3,479,424       $1,660,004


6.   Business acquisition:

     On November 16, 2000, the Corporation acquired all the issued and outstanding shares of Ultratech Linear Solutions Inc. ("Ultratech"). Ultratech, founded in May, 1999 and based in Burnaby, British Columbia, Canada, is a wireless communications technology designer, developer, manufacturer and marketer specializing in radio frequency high power linear amplifiers.

     The acquisition was recorded by the purchase method with the results of Ultratech included in the financial statements from the date of acquisition (November 16, 2000). The total consideration paid was allocated, based on estimated fair values of the assets acquired and the liabilities assumed on November 16, 2000 as follows:

     -------------------------------------------------------------------------------------
     Net assets acquired at assigned values:
         Bank indebtedness                                                   $  (143,590)
         Accounts receivable                                                      68,083
         Inventories                                                             111,108
         Intellectual property                                                       606
         Equipment                                                                17,114
         Accounts payable and accrued liabilities                               (393,316)
         Loans payable                                                           (48,000)
         Goodwill                                                                926,995
     -------------------------------------------------------------------------------------
                                                                             $   539,000
     -------------------------------------------------------------------------------------
     Consideration:
         Issuances of shares (700,000 common shares at $0.77 per share)      $   539,000
     -------------------------------------------------------------------------------------

     Shares issued on the combination were valued at $0.77, the market price of the shares at the date the acquisition was announced to the public.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


6.   Business acquisition (continued):

     All of Ultratech's management and key employees have been retained. Ultratech has combined its operations with Unity Systems through an amalgamation on December 31, 2000 (note 3(a)).

     The following table reflects, on an unaudited pro forma basis, the combined results of the Corporation as if the above acquisition had taken place at the beginning of the respective year presented. Appropriate adjustments have been made to reflect the depreciation of the accounting bases used in recording these acquisitions. This pro forma information does not purport to be indicative of the results of operations that would have resulted had the acquisitions been in effect for the entire years presented, and is not intended to be a projection of future results or trends.


                                                        2000            1999
     ---------------------------------------------------------------------------
     Revenues                                     $ 1,982,512     $  1,582,273
     Loss for the year                              5,703,972        2,340,813
     Loss per share                                     0.241            0.163
     ---------------------------------------------------------------------------

7.   Loan receivable:

     The Corporation has a loan receivable from Cobratech Industries Inc. ("Cobratech"), a company with two common directors, in the principal amount of $200,000. Interest is payable to the Corporation at 1% per month, calculated monthly not in advance. The loan is secured by a general security agreement which includes all of the personal and real property of Cobratech. The loan is repayable upon demand. Cobratech repaid the Corporation $100,000 on January 10, 2001, and has agreed to repay the balance in 2001.

8.   Inventory:

                                                     2000                 1999
     ---------------------------------------------------------------------------
     Raw materials                            $   248,863           $  195,364
     Work in progress                             195,504                    -
     Finished goods                                19,045              334,164
     ---------------------------------------------------------------------------
                                              $   463,412           $  529,528
     ---------------------------------------------------------------------------

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


9.   Equipment:

     Equipment consists of the following:

                                                                   2000                          1999
     -------------------------------------------------------------------------------------------------
                                                            Accumulated                   Accumulated
                                                 Cost      depreciation         Cost     depreciation
     -------------------------------------------------------------------------------------------------
     Computer equipment                   $   150,475       $    38,331    $  52,165       $   28,931
     Computer software                         27,073                 -            -                -
     Furniture and fixtures                    33,784             6,825       10,869            5,388
     Leasehold improvements                    12,172                 -            -                -
     Production and R&D equipment              56,783            13,480       30,108            9,159
     -------------------------------------------------------------------------------------------------
                                          $   280,287       $    58,636    $  93,142       $   43,478
     -------------------------------------------------------------------------------------------------
     Net book value                       $   221,651                      $  49,664
     -------------------------------------------------------------------------------------------------

10.  Related party advances:

     Advances of nil (1999 - $10,024) are due from an employee and a previous employee who is now a distributor of the Corporation.

11.  Patents:

                                                           2000                          1999
     --------------------------------------------------------------------------------------------
                                                    Accumulated                   Accumulated
                                         Cost      amortization         Cost     amortization
     -----------------------------------------------------------------------------------------
     Patents                          $     -      $         -       $ 570,280     $   76,873
     --------------------------------------------------------------------------------------------
     Net book value                         $ 493,407                        $ 493,407
     --------------------------------------------------------------------------------------------

     The Corporation has written down the patents to nil as of December 31, 2000 since there are no future cash flows expected to be generated from the patents.


12.  Accounts payable and accrued liabilities:

                                                     2000                 1999
     --------------------------------------------------------------------------
     Trade accounts payable                   $   468,866          $   349,179
     Employee compensation payable                      -               57,287
     Accrued liabilities                          259,941               49,211
     --------------------------------------------------------------------------
                                              $   728,807          $   455,677
     --------------------------------------------------------------------------

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


13.  Loans payable:

     ----------------------------------------------------------------------------------------------
                                                                         2000                 1999
     ----------------------------------------------------------------------------------------------
     British Columbia Advanced Systems Institute                  $         -          $    77,115
     Royal Bank of Canada                                              83,642              130,365
     Government of Canada - Ministry of Western Economic
       Diversification                                                 74,451               70,184
     ----------------------------------------------------------------------------------------------
                                                                      158,093              277,664
     Current portion                                                   42,312              277,664
     ----------------------------------------------------------------------------------------------
                                                                  $   115,781          $         -
     ----------------------------------------------------------------------------------------------

     (a)  Government of British Columbia:

          British Columbia Advanced Systems Institute ("ASI"):

               The Corporation agreed to perform certain specified research and development work and ASI agreed to assist in the funding of this work up to $69,286 ($Cdn. 100,000). As of February 22, 2000, ASI
               had  advanced  the  maximum  amount  under  this  agreement.   In
               addition,  $24,250  (Cdn.  $35,000)  became  payable on March 31,
               2000.

               The Corporation discharged all of its obligations under this loan by converting the outstanding balance $93,536 ($Cdn. $135,000) to equity by issuing 45,000 shares to ASI on February 22, 2000.

     (b)  Royal Bank of Canada:

          The Corporation has a $83,642 ($Cdn. 125,288) loan with the Royal Bank of Canada with an interest rate of Canadian prime plus 1%. Scheduled principal repayments are $3,526 ($Cdn. 5,239) per month over 5 years from the initial drawdown date of January 23, 1998.

          The loan is secured by a $100,000 term deposit with the Royal Bank. There are also various covenants, financial reporting requirements, and conditions precedent associated with the above loan. The
          Corporation is in compliance with these covenants as at December 31, 2000.

          Canadian bank prime rate at December 31, 2000 was 6.0 % (1999 - 6.5%).

     (c)  Government of Canada:

          Ministry of Western Economic Diversification:

               The Corporation, through its subsidiary 321373 B.C. Ltd., entered into an unsecured loan agreement with the Federal Ministry of Western Economic Diversification, whereby the Ministry agreed to make financial contributions to assist in the development of certain research and development projects. Under the terms of the original agreement, the total loan was to be repaid in five equal semi-annual installments commencing October 30, 1993. If not repaid, each installment will incur interest compounded monthly at the Bank of Canada's prime rate plus 3%.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


13.  Loans payable (continued):

     (c)  Government of Canada (continued):

          Ministry of Western Economic Diversification (continued):

               321373 B.C. Ltd. had agreed to repay this loan by allocating 40% of royalty payments from Unity Systems. Royalties were payable by Unity Systems at the rate of 3.5% of net sales of Sonem by Unity Systems, including a deduction for warranty or replacement costs. As of the date of the disposal of the Sonem business by Unity Systems (see note 4), royalties owing to 321373 B.C. Ltd. did not exceed accumulated warranty or replacement costs, and following this date no further royalties became payable. 321373 B.C. Ltd. has assets valued at $Cdn. 1 and is in the process of being liquidated.


14.  Common stock:

     Authorized share capital:

          100,000,000 common stock at par value of $0.001 per share

          5,000,000 preferred stock at par value of $0.001 per share

     (a)  Shares issued for services:

          In 2000, the Corporation issued 254,428 (1999 - 6,500) common shares for services rendered at $143,140 (1999 - $13,000). The shares were issued and assigned a value equal to their market value, determined by the closing trading price of the common stock on the date of issuance. The value assigned has been recorded by a charge against operations.

          285,000 shares were issued to consultants providing services in connection with the private placement of $5,775,000 in April, 2000. The shares were issued and assigned a value equal to the value of the shares issued in the private placement. The value assigned has been recorded by a charge against the proceeds pursuant to the private placement.

     (b)  Escrowed shares:

          (i) 700,000 escrowed shares ("Indemnity Shares") were held in Escrow pursuant to the terms of the Escrow Agreement until the 11th day of June, 2000, at which time 420,000 Indemnity Shares were released from the terms of this Escrow Agreement and thereafter an additional 70,000 Indemnity Shares were released from the terms of this Escrow Agreement on and after each of the 11th day of September, 2000, and December, 2000. 70,000 Indemnity Shares may be released on each of the 11th day of March, 2001 and June, 2001;

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


14.  Common stock (continued):

     (b)  Escrowed shares (continued):

          (ii) 1,800,000 escrowed shares were held in escrow pursuant to the terms of the Escrow Agreement until December 11, 1999, at which time 720,000 escrowed shares were released from the terms of this Escrow Agreement and thereafter an additional 180,000 escrowed shares were released from the terms of this Escrow Agreement on and after each of the 11th day of March, 2000, June, 2000, September, 2000, and December, 2000, 180,000 Indemnity Shares may be released on each of the 11th day of March, 2001 and June, 2001.

     (c)  Loss per share:

          The following table sets forth the computation of basic and diluted loss per share:

          --------------------------------------------------------------------------------
                                                                2000                 1999
          --------------------------------------------------------------------------------
          Numerator:
              Loss from continuing operations          $   (1,839,209)        $   (365,097)
              Loss from discontinued operations            (3,479,424)          (1,660,004)

          Denominator:
              Weighted average number of:
                  Common shares outstanding                23,680,518           19,795,202
                  Adjusted                                          -           14,398,734
          --------------------------------------------------------------------------------
          Basic and diluted loss per common share:
              Continuing operations                    $       (0.08)         $      (0.03)
              Discontinued operations                          (0.15)                (0.12)
          --------------------------------------------------------------------------------

          For the year ended December 31, 2000 all of the Corporation's common shares issuable upon the exercise of stock options were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

     (d)  Stock option plan:

          During the year ended December 31, 1998 the Corporation established a stock option plan pursuant to which 3,000,000 common shares were reserved for issuance. This plan was replaced and on December 6, 1999, the Corporation adopted a new stock option plan pursuant to which 5,000,000 common shares were reserved for issuance. On July 5, 2000 the stockholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock issuable under the plan. As of December 31, 2000 this maximum number was 6,435,788.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


14.  Common stock (continued):

     (d)  Stock option plan (continued):

          During the year, certain options granted were cancelled and were replaced with new options at a lower exercise price. Since the options were granted within six months of the cancellation, the new options are considered for accounting purposes to be variable in nature and compensation expense will be recorded equal to changes in the market value of the underlying common shares. The variable plan accounting has been applied prospectively for market value changes subsequent to the date of the repricing. In addition, compensation expense is recognized to the extent that options are granted having an exercise price less than the market price of the underlying share on the date of grant.

          Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

        -------------------------------------------------------------------------------------------------------
                                                                                    Outstanding options
                                                                         -------------------------------------
                                                                 Shares
                                                              available          Number of            Weighted
                                                          to be granted             common             average
                                                           under option    shares issuable      exercise price
        -------------------------------------------------------------------------------------------------------
         Balance, December 31, 1998                             388,000          2,387,000           $   1.00
         Options granted                                       (150,000)           150,000               1.10
         Options expired                                        152,500           (152,500)             (1.00)
         Increase in reserved for issuance                    2,000,000                  -                  -
        -------------------------------------------------------------------------------------------------------
         Balance, December 31, 1999                           2,390,500          2,384,500               1.01
         Options granted                                     (5,912,958)         5,912,957               1.24
         Options expired                                      3,842,791         (3,842,791)             (1.65)
         Increase in reserved for issuance                    1,660,789                  -                  -
        -------------------------------------------------------------------------------------------------------
         Balance, December 31, 2000                           1,981,122          4,454,666           $   0.77
        -------------------------------------------------------------------------------------------------------

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


14.  Common stock (continued):

     (d)  Stock option plan (continued):

          The following table summarizes information about stock options under the plan outstanding at December 31, 2000:

        --------------------------------------------------------------------------------------------------------
                                                 Options outstanding                   Options exercisable
                                 -----------------------------------------------  ----------------------------
                                                      Weighted
                                         Number        average          Weighted           Number     Weighted
                                 outstanding at      remaining           average   outstanding at      average
         Range of                  December 31,    contractual          exercise     December 31,     exercise
         exercise prices                   2000     life (yrs)             price             2000        price
        --------------------------------------------------------------------------------------------------------
         $0.38                        2,406,458           5.00             $0.38          605,208        $0.38
         $0.50                           85,000           4.99             $0.50                -        $0.50
         $1.00                        1,505,416           1.03             $1.00        1,428,208        $1.00
         $2.06                          445,292           2.43             $2.06          254,875        $2.06
         $2.53                           10,000           3.32             $2.53            5,833        $2.53
         $3.90                            2,500           0.29             $3.90            2,500        $3.90
        --------------------------------------------------------------------------------------------------------
                                      4,454,666           3.39             $0.77        2,296,624        $0.96
        --------------------------------------------------------------------------------------------------------

          Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

          Stock options have initial terms of five years.

          Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Corporation's loss and loss per common share would have been increased to the pro forma amounts indicated below:

        --------------------------------------------------------------------------------------------------------
                                                                                     2000                 1999
        --------------------------------------------------------------------------------------------------------
         Loss for the year, as reported                                      $  5,318,633         $  2,025,101
         Add SFAS 123 expense                                                   1,740,746               64,589
        --------------------------------------------------------------------------------------------------------
         Pro forma                                                           $  7,059,379         $  2,089,690
        --------------------------------------------------------------------------------------------------------
         Basic and diluted loss per common share, net as reported            $       0.22         $       0.14
         Pro forma                                                                   0.30                 0.15
        --------------------------------------------------------------------------------------------------------

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


14.  Common stock (continued):

     (d)  Stock option plan (continued):

          The fair value of each option granted in 2000 and 1999 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; volatility was based on weekly stock price; risk-free interest rate of 5% (1999 - 5%) and an expected life of four and one-half years.

          The weighted-average fair value of options granted during 2000 and 1999 was $0.95 and $0.58 respectively.

     (e)  Warrants:

          The Corporation has warrants outstanding to purchase 4,450,000 common shares at $2.06 to $3.25 per share. 3,850,000 warrants may be callable for exercise by the Corporation at any time after the average bid-ask price, or closing price, as applicable, for the Corporation's common stock is equal to or exceeds $5.00 for at least ten consecutive trading days. These warrants expire in October 2001. Of the remaining 600,000 warrants, 100,000 warrants vest after April 2001 and expire in April 2005, and 500,000 warrants vest until July 2002 and expire in July 2003.


15.  Commitments:

     The Corporation has the following future minimum lease commitments for premises and equipment:

     ---------------------------------------------------------------------------
     2001                                                          $    84,918
     2002                                                               83,029
     2003                                                               81,413
     2004                                                               78,239
     2005                                                               52,159
     Thereafter                                                              -
     ---------------------------------------------------------------------------
                                                                   $   379,758
     ---------------------------------------------------------------------------

     In 2000, rent expense was $43,526 (1999 - $58,136).

16.  Income taxes:

     At December 31, 2000, the Corporation has U.S. tax net operating losses approximating $1,796,000, which will begin to expire in 2018. The Corporation may have incurred "ownership changes" pursuant to applicable Regulations in effect under Section 382 Internal Revenue Code of 1986, as amended. Therefore, the Corporation's use of losses incurred through the date of these ownership changes may be limited during the carryforward period.

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


16.  Income taxes (continued):

     The Corporation has Canadian tax net operating losses of approximately $7,688,000 which expire as follows:

     -----------------------------------------------------------------------
     2001                                                    $      105,000
     2002                                                           522,000
     2003                                                           636,000
     2004                                                         1,516,000
     2005                                                         1,282,000
     2006                                                         3,627,000
     -----------------------------------------------------------------------

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Corporation has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. Significant components of the Corporation's deferred tax assets and liabilities as of December 31 are as follows:

                                                       2000              1999
     ---------------------------------------------------------------------------
     Deferred tax assets:
         Net operating loss carry forwards     $  4,150,672      $  1,814,000
         Depreciation/amortization                  121,713            (1,000)
         Other                                       40,129           387,000
     ---------------------------------------------------------------------------
     Total deferred tax assets                    4,312,514         2,200,000
     Valuation allowance                         (4,312,514)       (2,200,000)
     ---------------------------------------------------------------------------
     Net deferred taxes                        $          -     $           -
     ---------------------------------------------------------------------------

17.  Segmented information:

     (a)  Segment information ($000):

          During the year, the Corporation sold its contract services business (note 5). As at December 31, 2000, the Corporation is operating in the wireless product and acoustic product segments. The Corporation reports revenues and gross profit to its chief executive officer as follows:

          Industry   information   related  to  the   Corporation's   continuing
          operations is as follows:

          -----------------------------------------------------------------------------
                                                           Sonem
                                              Wireless   Acoustic
                                              Products   Products    Other      Total
          -----------------------------------------------------------------------------
          Sales to external customers              599        121        -        720
          Gross profit (loss)                       44     (1,101)       -     (1,057)
          Segment assets                         1,879         95    2,267      4,241
          -----------------------------------------------------------------------------

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


17.  Segmented information (continued):


          During 1999, the Corporation was only operating in the acoustic product segment.

     (b)  Geographic information ($000):

          Substantially all assets and operations are in Canada. A summary of sales by region is as follows:

          ---------------------------------------------------------------------
                                                    2000                 1999
          ---------------------------------------------------------------------
          Korea                                $      474           $        -
          Canada                                       34                   79
          United States                               212                  122
          ---------------------------------------------------------------------
          Total sales                          $      720           $      201
          ---------------------------------------------------------------------

UNITY WIRELESS CORPORATION
(Formerly Sonic Systems Corporation)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000 and 1999
================================================================================


17.  Segmented information (continued):

     (c)  Major customers ($000):

          The approximate sales to major customers is as follows:

          ----------------------------------------------------------------------
                                                     2000                 1999
          ----------------------------------------------------------------------
          Customer A                           $       409           $        -
          Customer B                                    65                    -
          ----------------------------------------------------------------------

18.  Subsequent events:

     (a)  Mueller and Ideas warrants:

          Under the consulting agreement between the Corporation and Mueller & Company, Inc. and Ideas Inc. ("Mueller and Ideas") dated as of July 1, 2000, 500,000 shares of common stock were issuable to Mueller and Ideas upon exercise of warrants at $2.06 per share. On January 1, 2001, the Corporation and Mueller and Ideas agreed to modify this agreement such that the number of warrants was reduced to 200,000 and the exercise price was reduced to $0.38.

     (b)  Stock option grant:

          On February 6, 2001, the Corporation granted 782,500 options to employees and contractors.


19.  Contingent liabilities:

     The Corporation is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an optionholder seeking a declaration that certain options to purchase shares in the common stock of the Corporation held by it have a term of unlimited duration.

     The Corporation provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. It is the opinion of management, based on advice of counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Corporation.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Ernst & Young LLP ("E&Y") was dismissed from its position as the certifying accountant of the registrant on December 31, 2000. KPMG LLP ("KPMG") was appointed the new certifying accountant of the registrant on the same day.

     E&Y's report on the financial statements for the years ended December 31,1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the report on the 1998 financial statement, which contained an explanatory paragraph (after the opinion paragraph) that stated the Company's recurring losses from operations raised substantial doubt about its ability to continue as a going concern. The 1998 financial statements did not include any adjustments that might result from the outcome of this uncertainty. The report on the 1999 financial statement did not contain any such explanatory paragraph as to uncertainty.

     The decision to change accountants was approved by the board of directors of the Company pursuant to a consent board resolution dated December 31, 2000. The Company has an audit committee, but the decision to change accountants was not considered by this committee.

     During the Company's years ended December 31, 1999 and 1998 and the subsequent interim period preceding the dismissal of E&Y, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     KPMG was engaged as the new principal accountant of the Company to audit the Company's financial statements. The date of engagement was December 31, 2000.



                                       36